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                      SENIOR SUBORDINATED CREDIT AGREEMENT

                          LENFEST COMMUNICATIONS, INC.,
                                  AS BORROWER,

                                       AND

                           THE TORONTO-DOMINION BANK,
                                    AS LENDER

                                 hereby agree as
                     follows as of the 2nd day of May, 1996:

                                    ARTICLE 1

                                   Definitions
                                   -----------

         For the purposes of this Agreement:

         "Advance" or "Advances" shall mean amounts advanced by the Lender to the Borrower pursuant to Article 2 hereof on the occasion of any borrowing, and which shall be in a principal amount of at least $5,000,000 and in integral multiples of $1,000,000 in excess thereof, except for a Advance which is in an amount equal to the unused amount of the Commitment which Advance may be in such amount.

         "Affiliate" shall mean any Person directly or indirectly controlling, controlled by, or under common control with, the Borrower. For purposes of this definition, "control" when used with respect to any Person includes, without limitation, the direct or indirect beneficial ownership of more than five percent (5%) of the voting securities or voting equity of such Person or the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise, including, without limitation, the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

         "Agreement" shall mean this Senior Subordinated Credit
Agreement.

         "Agreement Date" shall mean the date as of which this Agreement is dated.

         "Annualized Operating Cash Flow" shall mean an amount equal to Operating Cash Flow for the calendar quarter specified, multiplied by four (4).

         "Applicable Law" shall mean, in respect of any Person, all provisions of constitutions, statutes, rules, regulations and orders of governmental bodies


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or regulatory agencies applicable to such Person and all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

         "Applicable Margin" shall mean (a) prior to September 3, 1996, three percent (3%) and (b) on and after September 4, 1996, five percent (5%).

         "Australis Media Credit Facility" shall mean the credit facility to be entered into among Australis Media Limited and Toronto Dominion Australia Limited and such other parties thereto on terms and conditions satisfactory to the Lender in its sole and absolute discretion.

         "Australis Media Indebtedness" shall mean the Indebtedness of Australis Media Limited under the Australis Media Credit Facility in such principal amount as shall be approved by the Lender in its sole and absolute discretion.

         "Australis Media Limited" shall mean Australis Media Limited, a corporation organized and existing under the laws of Australia.

         "Authorized Officer" shall mean any officer of the Borrower holding the office of Vice President or above.

         "Authorized Signatory" shall mean such senior personnel of the Borrower as may be duly authorized and designated in writing by the Borrower to execute documents, agreements and instruments on behalf of the Borrower.

         "Borrower" shall mean Lenfest Communications, Inc., a Delaware corporation.

         "Borrowing Availability" shall mean, as of any date, the Commitment (as adjusted by the Commitment Reduction Amount) less any amounts previously advanced to the Borrower hereunder.

         "Borrowing Date" shall mean the date on which each Advance is made available by the Lender to the Borrower pursuant to a Request for Advance.

         "Business Day" shall mean a day on which banks and foreign exchange markets are open for the transaction of business required for this Agreement in London, England, Houston, Texas and New York, New York, as relevant to the determination to be made or the action to be taken.

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         "Capital Expenditures" shall mean, in respect of any Person, expenditures for the purchase, repair, replacement or construction of fixed assets, plant and equipment which are capitalized in accordance with GAAP.

         "Capitalized Lease Obligation" shall mean that portion of any obligation of a Person as lessee under a lease which at the time would be required to be capitalized on the balance sheet of such lessee in accordance with GAAP.

         "Cash Equivalents" shall mean investments of the type described in Sections 7.6(b), (c) and (d) hereof.

         "Certificate of Financial Condition" shall mean a certificate of financial condition of the Borrower substantially in the form of Exhibit A attached hereto, and signed by an Authorized Signatory.

         "Commission" shall mean the Federal Communications Commission or any successor thereto.

         "Commitment" shall mean the obligation of the Lender, subject to the Borrowing Availability, to make Loans in an aggregate amount of up to Seventy-Five Million Dollars ($75,000,000) to the Borrower pursuant to the terms and conditions hereof, as such may be reduced by the Commitment Reduction Amount.

         "Commitment Reduction Amount" shall mean an amount equal to the Borrower's pro rata portion of any reduction of the Indebtedness or commitment of the lenders under the Australis Media Credit Facility after termination or release of the Guaranty of the First Guarantor.

         "Contiguous Areas" shall mean those geographical areas which are geographically contiguous to any geographical boundary of the System.

         "Continue", "Continuation", and "Continued" shall refer to the continuation pursuant to Section 2.2(b)(ii) hereof of a Advance from one Interest Period to the next Interest Period.

         "Default" shall mean any Event of Default, and any of the events specified in Section 8.1 hereof regardless of whether there shall have occurred any passage of time or giving of notice or both that would be necessary for such event to be an Event of Default.

         "Default Rate" shall mean a simple per annum interest rate equal to the sum of (a) the LIBOR Basis, plus (b) two percent (2%). In the event there is no

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otherwise applicable LIBOR Basis, the Default Rate shall mean a simple per annum interest rate equal to the sum of the Federal Funds Rate, plus the Applicable Margin, plus two and five-eighths percent (2-5/8%).

         "Environmental Laws" shall mean any and all applicable federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any governmental authority regulating, relating to or imposing liability or standards of conduct concerning environmental protection matters, including without limitation, Hazardous Materials, as now or may at any time hereafter be in effect.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as in effect on the Agreement Date and as amended thereafter from time to time.

         "ERISA Affiliate" shall mean any Person whose employees, together with employees of the Borrower or any Restricted Subsidiary, are treated as employed by a single employer for purposes of Section 414 of the Code.

         "Event of Default" shall mean any of the events specified in Section
8.1 hereof, provided that any requirement for notice or lapse of time has been satisfied.

         "Federal Funds Rate" shall mean, as of any date, the weighted average of the rates on overnight federal funds transactions with the members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Lender from three (3) federal funds brokers of recognized standing selected by the Lender.

         "First Guarantor" shall mean Publishing and Broadcasting, Limited, or any successor acceptable to the Lender, who shall guaranty not less than $32,000,000 of the Australis Media Indebtedness.

         "Funded Debt" shall mean, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis as of any calculation date, the sum for each such Person of (a) Indebtedness for Money Borrowed (which shall exclude Indebtedness hereunder), plus (b) Guaranties (which shall exclude the LCI Guaranty), plus (c) the principal portion of Capitalized Lease Obligations, all as determined in accordance with GAAP.

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         "GAAP" shall mean, as in effect from time to time, generally accepted accounting principles in the United States, consistently applied.

         "Guaranty" or "Guaranteed," as applied to an obligation, shall mean and include (a) a guaranty, direct or indirect, in any manner, of any part or all of such obligation or (b) any other agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of any part or all of such obligation, including, without limiting the foregoing, any reimbursement obligations with respect to outstanding letters of credit, but excluding guaranties by endorsement of negotiable instruments for collection or deposit in the ordinary course of business.

         "Hazardous Materials" shall mean any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances, petroleum products (including crude oil or any fraction thereof), or friable asbestos containing materials defined or regulated as such in or under any Environmental Law.

         "Indebtedness" shall mean, with respect to any Person, without duplication, (a) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person, except (i) accounts payable which by their terms are less than sixty (60) days past due, (ii) items of partners' or shareholders' equity or capital stock or surplus or (iii) items of general contingency or deferred tax reserves, (b) all direct or indirect obligations secured by any Lien to which any property or asset owned by such Person is subject, whether or not the obligation secured thereby shall have been assumed, (c) all Capitalized Lease Obligations of such Person and all obligations of such Person with respect to leases constituting part of a sale and lease-back arrangement, (d) all obligations, contingent or otherwise, arising under Guaranties issued by such Person, (e) all reimbursement obligations with respect to outstanding letters of credit, and (f) all obligations of such Person under Interest Rate Hedge Agreements.

         "Indebtedness for Money Borrowed" shall mean, with respect to any Person, money borrowed and Indebtedness represented by notes payable and drafts accepted representing extensions of credit, all obligations evidenced by bonds, debentures, notes or other similar instruments, all Indebtedness upon which interest charges are customarily paid, and all Indebtedness issued or assumed as full or partial payment for property or services, whether or not any such notes, drafts, obligations or Indebtedness represent Indebtedness for money borrowed. For purposes of this definition, interest which is accrued but not paid on the original due date for such interest shall be deemed Indebtedness for Money

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Borrowed. Where obligations are evidenced by bonds, debentures, notes or other similar instruments whose face amount exceeds the amount received by the Borrower with respect thereto, only the amount received plus any debt discount amortized as of the calculation date need be taken into account as Indebtedness for Money Borrowed.

         "Indemnitees" shall have the meaning assigned to such term in Section
5.10 hereof.

         "Interest Period" shall mean the term of any Advance selected by the Borrower or otherwise determined in accordance with this Agreement. Notwithstanding the foregoing, however, (i) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end shall (subject to clause (i) above) end on the last day of such calendar month, and (iii) no Interest Period shall extend beyond the Maturity Date. Interest shall be due and payable with respect to any Advance as provided in Section 2.3 hereof.

         "Interest Rate Hedge Agreement" shall mean the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

         "LCI Credit Agreement" shall mean that certain Credit Agreement dated as of December 14, 1995 by and among LCI, The Toronto-Dominion Bank, PNC Bank, National Association, and NationsBank of Texas, N.A., as Arranging Agents, the other financial institutions party thereto, and Toronto Dominion (Texas), Inc., as Lender, as hereafter amended or otherwise modified from time to time.

         "LCI Guaranty" shall mean that certain guaranty issued by the Borrower to the lenders under the Australis Media Credit Facility, guaranteeing the Australis Media Indebtedness up to Seventy-Five Million Dollars ($75,000,000),

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on terms and conditions satisfactory to the Lender in its sole and absolute discretion.

         "Lender" shall mean The Toronto-Dominion Bank and any assignees or participants thereof pursuant to and in accordance with Section 10.5 hereof.

         "Lender's Office" shall mean the office of Lender located at 31 West 52nd Street, New York, New York 10019, or such other office as may be designated pursuant to the provisions of Section 10.1 hereof.

         "Leverage Ratio" shall mean for any period, the ratio of Funded Debt as of the end of such period to Annualized Operating Cash Flow for such period.

         "LIBOR" shall mean, for any Interest Period, the average (rounded upward to the nearest one-sixteenth (1/16th) of one percent) of the interest rates per annum at which deposits in United States dollars for such Interest Period are offered to the Lender in the London interbank borrowing market at approximately 11:00 a.m. (London time), two (2) Business Days before the first day of such Interest Period, in an amount approximately equal to the principal amount of, and for a length of time approximately equal to the Interest Period for, the Advance sought by the Borrower.

         "LIBOR Basis" shall mean a simple per annum interest rate equal to the sum of (a) the quotient of (i) LIBOR divided by (ii) one minus the LIBOR Reserve Percentage, stated as a decimal, plus (b) the Applicable Margin. The LIBOR Basis shall be rounded upwards to the nearest one-sixteenth (1/16th) of one percent and shall apply to Interest Periods of one (1) month, two (2) months or three
(3) months, and, once determined, shall remain unchanged during the applicable Interest Period, except for changes to reflect adjustments in the LIBOR Reserve Percentage and the Applicable Margin.

         "LIBOR Reserve Percentage" shall mean the percentage which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System, as such regulation may be amended from time to time, as the maximum reserve requirement applicable with respect to Eurocurrency Liabilities (as that term is defined in Regulation D), whether or not the Lender has any Eurocurrency Liabilities subject to such reserve requirement at that time. The LIBOR Basis for any Advance shall be adjusted as of the effective date of any change in the LIBOR Reserve Percentage.

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         "Licenses" shall mean any rights, whether based upon any agreement, statute, ordinance or otherwise, granted by any governmental authority to the Borrower or any Restricted Subsidiary to own and operate cable television systems, described as of the Agreement Date on Schedule 4.1(f) attached hereto, and any other such rights subsequently obtained by the Borrower or any Restricted Subsidiary, together with any amendment, modification or replacement with respect thereto.

         "Lien" shall mean, with respect to any property, any mortgage, lien, pledge, assignment, charge, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment or other encumbrance of any kind in respect of such property, whether or not choate, vested or perfected, but excluding any negative pledge with respect to such property. For purposes of this Agreement, the Borrower shall be deemed to own subject to a Lien any assets which they have acquired or hold subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to any such assets.

         "Loan Documents" shall mean, without limitation, this Agreement, the Note, all Requests for Advances and all other documents and agreements executed or delivered in connection with or contemplated by this Agreement.

         "Loans" shall mean, collectively, the amounts advanced by the Lender to the Borrower under the Commitment, not to exceed the amount of the Commitment, and evidenced by the Note.

         "Materially Adverse Effect" shall mean any materially adverse effect upon the business, assets, liabilities, condition (financial or otherwise), or results of operations of the Borrower or any of the Restricted Subsidiaries, or upon the ability of the Borrower or any of the Restricted Subsidiaries to construct, operate and maintain the System, or to ensure performance under the Licenses, this Agreement or any other Loan Document by the Borrower or any of the Restricted Subsidiaries, resulting from any act, omission, situation, status, event or undertaking, either singly or taken together.

         "Maturity Date" shall mean the earlier to occur of (a) November 18, 1996, (b) the occurrence of any of the following events: (i) termination or cancellation of the LCI Guaranty; or (ii) repayment in full of the Australis Media Indebtedness or (c) such earlier date as payment of the Loans shall be due (whether by acceleration or otherwise).

         "Multiemployer Plan" shall have the meaning set forth in
Section 4001(a)(3) of ERISA.

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         "Necessary Authorizations" shall mean all approvals and licenses from, and all filings and registrations with, any governmental or other regulatory authority or other Applicable Law necessary in order to enable the Borrower to maintain its investments and conduct its business.

         "Net Income" shall mean, as applied to any Person for any fiscal period, the aggregate amount of net income (or net loss) of such Person, after taxes, for such period as determined in accordance with GAAP.

         "Net Proceeds" shall mean, with respect to any sale, lease, transfer, or other disposition of the assets of the Borrower or the assets of or interests in any of its Subsidiaries, the gross sales price for the assets being sold (including, without limitation, any payments received for non-competition covenants), net of (a) amounts reserved, if any, for taxes payable with respect to the sale (after application of any available losses, credits or offsets), (b) reasonable and customary transaction costs payable by the Borrower or such Subsidiary in connection with such sale, lease, transfer or other disposition of assets or interests, (c) reasonable contingencies with respect to such sale, lease, transfer or other disposition appropriately reserved for by the Borrower or such Subsidiary, (d) until actually received by the Borrower or such Subsidiary, any portion of the sales price held in escrow or paid in installments or evidenced by a non-compete agreement or covenant for which compensation is paid over time, and (e) in the case of any sale, lease, transfer or other disposition of assets of an Unrestricted Subsidiary, amounts which are required to be paid out of the proceeds thereof to any holder of Indebtedness for Money Borrowed of such Unrestricted Subsidiary (or other Person in whom an investment by such Unrestricted Subsidiary was made) pursuant to the agreement, instrument or other document evidencing such Indebtedness for Money Borrowed. Upon receipt by the Borrower or any of its Subsidiaries of amounts referred to in clause (d) above, such amounts shall be deemed to be "Net Proceeds." "Net Proceeds" of any sale, lease, transfer or other disposition of assets of or interests in any Unrestricted Subsidiary which is not a wholly-owned direct or indirect Subsidiary of the Borrower shall be adjusted to reflect the aggregate percentage ownership of such Unrestricted Subsidiary by the Borrower and the Restricted Subsidiaries.

         "Note" shall mean that certain senior subordinated promissory note of the Borrower in the principal amount of Seventy-Five Million Dollars ($75,000,000), substantially in the form of Exhibit B attached hereto, and any extensions, renewals, amendments, replacements or substitutions to any of the foregoing.

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         "Obligations" shall mean (a) all payment and performance obligations of the Borrower to the Lender under this Agreement and the other Loan Documents, as the same may be amended from time to time, or as a result of making the Loans,
(b) all payment and performance obligations of all obligors (other than the Borrower) to the Lender under the Loan Documents, as the same may be amended from time to time, and (c) the obligation to pay an amount equal to the amount of any and all damage which the Lender may suffer by reason of a breach by the Borrower or any other obligor of any obligation, covenant or undertaking with respect to this Agreement or any other Loan Document.

         "Operating Cash Flow" shall mean, for the Borrower and the Restricted Subsidiaries on a consolidated basis in respect of any period, without duplication, the remainder of (a) the sum of (i) Net Income (excluding any gain on the sale of any assets or properties of the Borrower or any of the Restricted Subsidiaries and any non-cash income of the Borrower or any of the Restricted Subsidiaries), plus (ii) to the extent deducted from Net Income, (A) Total Interest Expense, (B) depreciation, (C) amortization, (D) deferred income taxes and (E) other non-cash charges, minus (b) to the extent included in Net Income, extraordinary income, all as determined in accordance with GAAP. Operating Cash Flow shall be calculated for the Borrower and the Restricted Subsidiaries on a consolidated basis after giving effect to any acquisitions and dispositions of assets occurring during such period as if such transactions had occurred on the first day of such period.

         "Payment Date" shall mean the last day of any Interest Period.

         "Permitted Liens" shall mean, as applied to any Person:

                  (a) any Lien in favor of the Lender given to secure the Obligations;

                  (b) (i) Liens on real estate for real estate taxes not yet delinquent and (ii) Liens for taxes, assessments, judgments, governmental charges or levies or claims the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on such Person's books, but only so long as no foreclosure, distraint, sale or similar proceedings have been commenced with respect thereto and remain unstayed for a period of thirty (30) days after their commencement;

                  (c) Liens of carriers, warehousemen, mechanics, laborers and materialmen incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith, if such reserve or appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

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                  (d) Liens incurred in the ordinary course of business in
connection with worker's compensation and unemployment insurance;

                  (e) Restrictions on the transfer of assets imposed by any of the Licenses as presently in effect or by the Federal Communications Act of 1934, as amended, and any regulations thereunder;

                  (f) Liens created under Pole Agreements on cables and other property affixed to transmission poles;

                  (g) Easements, rights-of-way, restrictions and other similar encumbrances on the use of real property which do not interfere with the ordinary conduct of the business of such Person, or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness or other extensions of credit and which do not in the aggregate materially detract from the value of such properties or materially impair their use in the operation of the business of such Person;

                  (h) Purchase money security interests which are perfected by operation of law only for a period not in excess of ten (10) days after the inception thereof and limited to Liens on assets so purchased;

                  (i) Liens securing Indebtedness permitted under Section 7.1(e) hereof to the extent incurred in connection with the acquisition of any property or assets by the Borrower or any of the Restricted Subsidiaries, and Liens securing Capitalized Lease Obligations permitted under Section 7.1(d) hereof; provided, that

                    (i) such Lien shall attach only to the property or asset acquired in such transaction and shall not extend to or cover any other assets or properties of the Borrower or any of the Restricted Subsidiaries; and

                   (ii) the Indebtedness secured or covered by such Lien shall not exceed the cost of the asset or property acquired and shall not be renewed or extended by the Borrower or any of the Restricted Subsidiaries;

                  (iii) Liens arising under operating leases for leased equipment; and

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                   (iv) Liens existing as of the Agreement Date as
         described on Schedule 7.2 attached hereto.

         "Person" shall mean an individual, corporation, partnership, limited liability company, trust or unincorporated organization, or a government or any agency or political subdivision thereof or, for the purpose of the definition of "ERISA Affiliate," any trade or business.

         "Plan" shall mean an employee benefit plan within the meaning of
Section 3(3) of ERISA maintained for employees of any Person or any affiliate of such Person.

         "Pole Agreements" shall mean the agreements between the Borrower or any of the Restricted Subsidiaries and the parties referred to in Schedule 1.1 to this Agreement, as more particularly described therein, and any other agreement subsequently entered into by the Borrower or any of the Restricted Subsidiaries permitting the Borrower or any of the Restricted Subsidiaries to make use of the transmission poles or conduits of such parties in distributing its cable television signals.

         "Public Debt Indenture" shall mean that certain 8-3/8% Senior Notes Due 2005 Indenture, dated as of November 14, 1995, between the Borrower and The Bank of New York serving as Trustee.

         "Reportable Event" shall have the meaning set forth in Title IV of ERISA.

         "Request for Advance" shall mean the certificate signed by an Authorized Signatory of the Borrower requesting each Advance hereunder, which certificate shall be denominated a "Request for Advance," and shall be in substantially the form of Exhibit C attached hereto. Such Request for Advance shall, among other things, (a) specify the date of the Advance, which shall be a Business Day, and the amount of the Advance, and (b) state that there shall not exist, on the date of the requested Advance and after giving effect thereto, a Default.

         "Restricted Payment" shall mean (a) any direct or indirect distribution, dividend or other payment to any Person (i) on account of any capital stock (whether common or preferred) of, general or limited partnership interest in, or other equity securities of or other ownership interests in, the Borrower (or of any warrants, options or other rights to acquire the same) or
(ii) in connection with any tax sharing agreement; and (b) any management, consulting or other similar fees, or any interest thereon, payable by the Borrower to any Affiliate, or to any other Person.

         "Restricted Purchase" shall mean any payment on account of the purchase, redemption, defeasance or other acquisition or retirement of any capital stock of, general or limited partnership interest in, or other equity securities of, or other ownership interest in, the Borrower (or of any warrants, options or other rights to acquire the same).

         "Restricted Subsidiaries" shall mean Suburban Cable TV Co. Inc., a Pennsylvania corporation, LenComm, Inc., a California corporation, Lenfest West, Inc., a California corporation, South Jersey Cablevision Associates, a New Jersey partnership, Lenfest Atlantic, Inc., a New Jersey corporation, Lenfest South Jersey Investments, Inc., a New Jersey corporation; any other wholly-owned Subsidiaries of the Borrower which are solely engaged in businesses directly related to the cable television business and which are acquired by the Borrower or another Restricted Subsidiary in accordance with the terms of this Agreement, and such other Subsidiaries of the Borrower as may be designated by the Borrower as "Restricted Subsidiaries" with the prior written consent of the Lender.

         "Sammons Acquisition" shall mean the acquisition by the Borrower of certain assets pursuant to the certain Asset Purchase Agreement, dated as of May 9, 1995, by and between TCI Communications, Inc. and Sammons Communications of New Jersey, Inc., Oxford Valley Cablevision, Inc., Sammons Communications of Pennsylvania, Inc., NTV Realty, Inc., Capital Telecommunications, Inc., and AC Communications, Inc.

         "Senior Notes" shall mean collectively, the 11.30% Senior Notes due 2000, the 11.84% Senior Notes due 1998, and the 9.93% Senior Notes due 2001 issued by the Borrower to the order of various insurance company lenders.

                  "Shareholders' Agreements" shall mean (i) that certain letter agreement dated as of December 18, 1991 among H. F. (Gerry) Lenfest, Liberty Media Corporation, Marguerite B. Lenfest, Diane A. Lenfest, H. Chase Lenfest, Brook J. Lenfest and the Lenfest Foundation, (ii) that certain Supplemental Agreement dated as of December 15, 1981 among TCI Growth, Inc., a Nevada corporation, H. F. and Marguerite B. Lenfest, and Lenfest Communications, Inc. and that certain Joinder Agreement executed by LMC Lenfest, Inc., (iii) that certain Amendment to Supplemental Agreement dated May 4, 1984 between Lenfest Communications, Inc. and TCI Growth, Inc., (iv) that certain Agreement dated July 1, 1990 between H.F. Lenfest, Marguerite B. Lenfest, Diane A. Lenfest, H. Chase Lenfest, Brook J. Lenfest and the Lenfest Foundation, Telecommunications, Inc. and Liberty Media Corporation, (v) that certain Agreement and Consent dated as of November 1, 1990 by and among TCI Development Corporation, TCI Holdings, Inc., TCI Liberty, Inc., Liberty Cable, Inc., H. F. Lenfest, Marguerite B. Lenfest, H. Chase Lenfest, Brook J. Lenfest, Diane A. Lenfest and Lenfest

Communications, Inc., (vi) those certain Irrevocable Proxies dated March 30, 1990 by Harold Chase Lenfest, Diane A. Lenfest and Brook J. Lenfest, respectively, in favor of H. F. Lenfest, and (vii) that certain Assignment and Assumption Agreement dated as of November 4, 1993 among Liberty Cable, Inc., a Wyoming corporation, Liberty Media Corporation, a Delaware corporation, and LMC Lenfest, Inc., a Colorado corporation.

         "Solvent" shall mean, with respect to any Person on a particular date, that on such date (i) the fair value of the property (tangible or intangible) of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the amount that will be required to pay the probable liabilities of such Person on its debts as they become absolute and matured will not be greater than the fair salable value of the assets of such Person at such time if sold pursuant to an orderly sale,
(iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (v) to the best of such Person's knowledge (after due inquiry), and in its good faith reasonable judgment, such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to prevailing practices in the industry in which such Person is engaged. In computing the amount of any contingent liability at any time, it is intended that such liability will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that might reasonably be expected to become an actual or matured liability.

         "Subordination Agreement" shall mean that certain Subordination Agreement, dated as of the Agreement Date, made by the Lender in favor of the Senior Lenders (as defined therein), subordinating in right and claim the obligations of the Borrower to the Lender hereunder to the obligations of the Borrower to the Senior Lender.

         "Subsidiary" shall mean, as applied to any Person, (a) any corporation of which fifty percent (50%) or more of the outstanding stock (other than directors' qualifying shares) having ordinary voting power to elect a majority of its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such voting power by reason of the happening of any contingency, or any partnership of which fifty percent (50%) or more of the outstanding partnership interests, is at the time owned by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, and (b) any other entity which is controlled or susceptible to being controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, whether by contract or otherwise.

         "System" shall mean, collectively, the cable television systems owned by the Borrower and the Restricted Subsidiaries on the Agreement Date or hereafter acquired by the Borrower or any of the Restricted Subsidiaries in accordance with the terms and conditions of this Agreement.

         "TCI Swap" shall mean that certain swap and exchange by Tele-Communications, Inc., a Delaware corporation, of the assets comprising the Wilmington, Delaware cable television system for assets comprising the Oakland/San Francisco Bay cluster of cable television systems.

         "Total Debt" shall mean, as of any calculation date, the sum of (a) Funded Debt, plus (b) the unfunded principal amount of the LCI Guaranty, plus
(c) the principal amount outstanding under this Agreement.

         "Total Interest Expense" shall mean, for any period with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis, the aggregate amount of all interest accrued in respect of Funded Debt and the portion of payments under Capitalized Lease Obligations which constitutes imputed interest, all as determined in accordance with GAAP.

         "Unrestricted Subsidiaries" shall mean all Subsidiaries of the Borrower which are not Restricted Subsidiaries.

         Each definition of an agreement in this Article 1 shall include such agreement as amended from time to time with the prior written consent of the Lender.

                                    ARTICLE 2

                                      Loans

         Section 2.1 The Loans.

                   (a) The Lender hereby agrees, upon the terms and subject to the conditions of this Agreement, to lend prior to the Maturity Date to the Borrower on such Borrowing Date an amount not to exceed, in the aggregate for all such Borrowing Dates, the amount of the Commitment, subject at all times to the Borrowing Availability. Advances under the Commitment may be repaid and Continued as provided in Section 2.2(b)(ii) hereof in order to effect changes to the LIBOR Basis applicable to Advances under the Commitment, provided, however, that amounts repaid hereunder may not be reborrowed.

                  (b) The Loans shall be repayable in accordance with the terms and provisions set forth herein and shall be evidenced by the Note, duly executed and delivered by the Authorized Signatories, payable in full on Maturity Date.

                  (c) The Loans hereunder shall be senior subordinated obligations of the Borrower and shall be subordinated to amounts outstanding under the LCI Credit Agreement pursuant to the terms and conditions of the Subordination Agreement.

         Section 2.2 Manner of Borrowing and Disbursement.

                  (a) Choice of Interest Rate, Etc. The initial Advance and all subsequent Advances shall be made as Advances; provided, however, that the Borrower may not receive a Advance pursuant to a Continuation of an Advance under Section 2.2(b)(ii) hereof or otherwise after the occurrence and during the continuance of an Event of Default hereunder and such Advance shall instead bear interest at the Default Rate. Advances shall in all cases be subject to Article 9 hereof. Any notice given to the Lender in connection with a requested Advance hereunder shall be given to the Lender prior to 10:00 a.m. (New York, New York) in order for such Business Day to count toward the minimum number of Business Days required.

                  (b) Advances.

                  (i) Advances. Upon request, the Lender, whose determination shall be conclusive, shall determine the available LIBOR Basis and shall notify the Borrower of such LIBOR Basis. The Borrower shall give the Lender at least three (3) Business Days' irrevocable prior written notice or telecopied notice followed immediately by written notice (which notice shall be in the form of an original Request for Advance in the case of such Advance); provided, however, that the Borrower's failure to confirm any telecopied notice with written notice (whether in the form of an original Request for Advance or otherwise) shall not invalidate any notice so given.

                        (ii) Repayments and Continuations. The Borrower shall give the Lender at least three (3) Business Days' prior written notice if all or a portion of any Advance outstanding on its Payment Date (i) is to be repaid or continued, in whole or in part, or (ii) is to be repaid and not continued. Upon such Payment Date such Advance will, subject to the provisions hereof, be so repaid and, as applicable, continued.

                  (c) Disbursement. Prior to 1:00 p.m. (New York, New York time) on the date of an Advance hereunder, the Lender shall, subject to the satisfaction of the conditions set forth in Article 3, make available to the Borrower the amount of the Advance requested by wire transfer pursuant to the Borrower's instructions in the applicable Request for Advance.

         Section 2.3 Interest and Fees.

                  (a) On Advances. Interest on each Advance shall be computed on the basis of a 360-day year for the actual number of days elapsed and shall be payable at the LIBOR Basis for such Advance in arrears on the applicable Payment Date. Interest on Advances then outstanding shall also be due and payable on the Maturity Date.

                  (b) Interest if no Notice of Selection of LIBOR Basis. If the Borrower fails to give the Lender timely notice of its selection of a LIBOR Basis, or if for any reason a determination of a LIBOR Basis for any Advance is not timely concluded, the Federal Funds Rate, plus the Applicable Margin, plus five-eighths of one percent (5/8%) shall apply to such Advance, calculated daily on the basis of a 365/366-day year and actual days elapsed. Interest accruing at such rate shall be due and payable in arrears on the last day of each calendar quarter (which shall be the Payment Date for such Advance) and on the Maturity Date.

                  (c) Interest Upon Default. Immediately upon the occurrence and during the continuance of an Event of Default, interest on the outstanding principal balance of the Loans shall accrue at the Default Rate from the date of such Event of Default and shall be payable upon the earlier of DEMAND or the Maturity Date.

                  (d) Accrual. All interest on the Loans shall accrue as of the first day of each Advance hereunder through but excluding the Payment Date for such Advance.

                  (e) Commitment Fee. Borrower hereby agrees to pay to the Lender a commitment fee (the "Commitment Fee"), calculated on the basis of a 360-day year and actual days elapsed, equal to one-half of one percent (1/2 of 1%) per annum of the average daily unused amount of the Commitment, payable on the first day of each calendar quarter for the previous calendar quarter or portion thereof (commencing with the first such date following the Agreement
Date) and on the Maturity Date.

         Section 2.4 Prepayment and Commitment Reduction.

                  (a) Advances may be prepaid upon three (3) Business Days' prior written notice to the Lender, provided that the Borrower shall reimburse the Lender on the earlier of demand or the Maturity Date, for any loss or out-of-pocket expense incurred by the Lender in connection with such prepayment, as set forth in Section 2.7. Any notice of prepayment shall be irrevocable and all amounts prepaid on the Loans shall be applied first to interest and fees and other amounts due hereunder, and then to principal. Partial prepayments shall be in a principal amount of at least $2,000,000 and integral multiples of $1,000,000.

                  (b) Upon three (3) Business Days' prior written notice to the Lender, Borrower may, at its option, terminate and/or reduce the Commitment, in whole or in part, in integral multiples of $5,000,000, on the date specified in such notice, by paying to the Lender the amount of the accrued amount of the Commitment Fee applicable to the amount of the Commitment reduction. In no event may Borrower reduce the Commitment below the sum of the principal amount of the Loans outstanding hereunder unless such reduction is accompanied by a payment in the amount of the Loans in excess of the Commitment so reduced. The Commitment, once terminated or reduced, may not be reinstated or increased.

         Section 2.5 Loan Accounts. The Lender will maintain one or more loan accounts for the Borrower to which the Lender will charge all amounts advanced to or for the benefit of Borrower hereunder or under any of the other Loan Documents and to which the Lender will credit all amounts collected under each such credit facility from or on behalf of the Borrower. The unpaid principal amount of the Loans, the unpaid interest accrued thereon, the interest rate or rates applicable to such unpaid principal amount and the accrued and unpaid fees, premiums and other amounts due hereunder shall at all times be ascertained from the records of the Lender and such records shall constitute prima facie evidence of the amounts so due and payable.

         Section 2.6 Manner of Payment.

                  (a) Each payment (including any prepayment) by the Borrower on account of the principal of or interest on the Loans, and any other amount owed to the Lender under this Agreement or the other Loan Documents shall be made not later than 10:00 a.m. (New York, New York time) on the date specified for payment under this Agreement to the Lender at the Lender's Office, for the account of the Lender, in lawful money of the United States of America in immediately available funds. Any payment received by the Lender after 10:00 a.m. (New York, New York time) shall be deemed received on the next Business Day. Receipt by the Lender of any payment hereunder prior to 10:00 a.m. (New York, New York time) on any Business Day shall be deemed to constitute receipt by the Lender on such Business Day. If any payment under this Agreement or the Note shall be specified to be made on a day which is not a Business Day, such payment shall be made on the next succeeding day which is a Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, due and payable on such next succeeding Business Day.

                  (b) The Borrower agrees to pay principal, interest, fees and all other amounts due hereunder or under the Note or the other Loan Documents without set-off or counterclaim or any deduction whatsoever.

                  (c) Prior to the acceleration of the Loans under Section 8.2 hereof, if some but less than all amounts due from the Borrower are received by the Lender, the Lender shall distribute such amounts in the following order of priority: (i) to the costs and expenses, if any, incurred by the Lender in the collection of such amounts under this Agreement; (ii) to the payment of all fees then due and payable hereunder; (iii) to the payment of interest then due and payable on the Loans; (iv) to the payment of all other amounts not otherwise referred to in this Section 2.6(c) then due and payable hereunder or under the Note or the other Loan Documents; and (v) to the payment of principal then due on the Loans outstanding under the Commitment.

         Section 2.7 Reimbursement.

                  (a) Whenever the Lender shall sustain or incur any losses or out-of-pocket expenses in connection with (i) failure by the Borrower to borrow any Advance after having given notice of its intention to borrow in accordance with Section 2.2 hereof (whether by reason of the Borrower's election not to proceed or the non-fulfillment of any of the conditions set forth in Article 3 hereof), or (ii) prepayment or repayment of any Advance in whole or in part

(including a prepayment pursuant to Sections 9.2 and 9.3(b) hereof) prior to its Payment Date, the Borrower agrees to pay to the Lender, upon the earlier of demand or the Maturity Date, an amount sufficient to compensate the Lender for all such losses and out-of-pocket expenses. The Lender's good faith determination of the amount of such losses or out-of-pocket expenses, absent manifest error, shall be binding and conclusive. Upon the request of the Borrower, the Lender shall provide the Borrower with its calculation of such losses and out-of-pocket expenses.

                  (b) Loss subject to reimbursement hereunder shall be any loss incurred by the Lender in connection with the re-employment of funds prepaid, repaid, not borrowed, or paid, as the case may be, and the amount of such loss shall be the excess, if any, of (i) interest or other costs to the Lender of the deposit or other sources of funding used to make any such Advance for the remainder of its Interest Period over (ii) the interest which would be earned by the Lender if the amount of such Advance were redeployed in the London interbank borrowing market for the remainder of its putative Interest Period.

         Section 2.8 Capital Adequacy. If the Lender shall determine that the adoption of any Applicable Law regarding the capital adequacy of banks or bank holding companies, or any change in any Applicable Law or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Lender's capital as a consequence of its commitment or its obligations to fund or maintain Advances hereunder to a level below that which it could have achieved but for such adoption, change or compliance (taking into consideration the Lender's policies with respect to capital adequacy immediately before such adoption, change or compliance and assuming that the Lender's capital was fully utilized prior to such adoption, change or compliance) by an amount deemed by the Lender in good faith to be material and the Lender has attempted in good faith, but without success, to mitigate or eliminate such reduction in its rate of return by assigning its Loans and its portion of the Commitment to an affiliate of the Lender if such assignment would be reasonable under the circumstances as determined by the Lender in good faith and would not be otherwise disadvantageous to the Lender, then, upon the earlier of demand by the Lender or the Maturity Date, the Borrower shall immediately pay to the Lender, such additional amounts as shall be sufficient to compensate the Lender for such reduced return, together with interest on such amount from the fourth (4th) day after the date of demand or the Maturity Date, as applicable, until payment in full thereof at the Default Rate. A certificate of the Lender setting forth the amount to be paid to the Lender by the Borrower as a result of any event referred to in this paragraph shall, absent manifest error, be conclusive, and, at the Borrower's request, the Lender shall set forth the basis for such determination.

                                    ARTICLE 3

                              Conditions Precedent
                              --------------------

         Section 3.1 Conditions Precedent to Effectiveness of Agreement. The obligation of the Lender to undertake the Commitment and to make the initial Advance hereunder, and the effectiveness of this Agreement is subject to the prior fulfillment of each of the following conditions:

                  (a) The Lender shall have received each of the following, in form and substance satisfactory to the Lender:

                           (i) a duly executed Note;

                           (ii) opinions of corporate counsel to the Borrower, addressed to the Lender and satisfactory to the Lender, dated the Agreement Date, and the Borrower hereby instructs such counsel to deliver such opinions to the Lender;

                           (iii) a duly executed Certificate of Financial Condition of the Borrower;

                           (iv) the loan certificate of the Borrower, in substantially the form attached hereto as Exhibit D, including a certificate of incumbency with respect to each Authorized Signatory, together with appropriate attachments which shall include without limitation, the following items: (A) a copy of the Certificate of Incorporation of the Borrower, certified to be true, complete and correct by the Delaware Secretary of State, (B) a true, complete and correct copy of the By-Laws of the Borrower, as in effect on the date hereof, (C) a true, complete and correct copy of the resolutions of the Borrower authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower is party,
         (D) certificates of good standing from appropriate jurisdictions for the Borrower, (E) a true, complete and correct copy of any shareholders' agreements or voting trust agreements in effect with respect to the stock of the Borrower (F) a true and correct list of all

         Licenses granted to the Borrower and the Restricted Subsidiaries, together with all amendments thereto through the date hereof, and (G) a true and correct list of all Pole Agreements granted to the Borrower and the Restricted Subsidiaries, together with all amendments thereto through the date hereof;

                           (v) a certificate of an authorized officer of LCI stating that no default exists under the LCI Credit Agreement, the Public Debt Indenture or the Senior Notes;

                           (vi) all such other documents as the Lender may reasonably request, certified by an appropriate governmental official or an Authorized Signatory if so requested.

                  (b) The Lender shall have received evidence reasonably satisfactory to the Lender that all Necessary Authorizations, including all necessary consents to the closing of this Agreement, have been obtained or made, are in full force and effect and are not subject to any pending or threatened reversal or cancellation, and the Lender shall have received a certificate of an Authorized Signatory so stating.

                  (c) The Lender shall have received such fees as are due and payable to the Lender on the Agreement Date.

         Section 3.2 All Advances. The obligation of the Lender to make each Advance hereunder (including the initial Advance) shall be subject to fulfillment of the following conditions:

                  (a) There shall exist no Default or Event of Default hereunder or any event or condition which, with the making of such Advance, would constitute a Default or Event of Default hereunder, and there shall exist no default or event of default or any event or condition which, with the making of such Advance, would constitute a default or event of default under the LCI Credit Agreement or the Public Debt Indenture or the Senior Notes.

                  (b) All representations and warranties made by Borrower hereunder shall be true and correct in all respects as of the date of such Advance with the same force and effect as if made on and as of such date.

                  (c) The Lender shall have received a certified copy of the Australis Media Credit Facility;

                  (d) The Lender shall have received a duly executed LCI Guaranty, in form and substance satisfactory to the Lender;

                  (e) The Lender shall have received certified copies of the Guaranties with respect to the Australis Media Credit Facility issued by (A) the First Guarantor, (B) PBL Film Library Pty Limited, (C) Australis Media Limited, (D) Australis Holdings Pty Limited, (E) UTH Asia/Pacific, Inc. and (F) Guiness Peat Group Plc, in each case in form and substance satisfactory to the Lender;

                  (f) The Lender shall have received evidence satisfactory to the Lender that demand shall have been made under the LCI Guaranty not to exceed the Borrower's pro rata share of the Australis Media Indebtedness guaranteed under the LCI Guaranty.

                  (g) The Lender shall have received evidence satisfactory to the Lender that J.P. Morgan shall have contibuted to the Borrower not less than $10,000,000 of equity.

                  (h) The Borrower shall have delivered to the Lender a duly executed Request for Advance.

         Section 3.3 Delay in Satisfaction of Conditions Precedent. If the Lender makes an Advance prior to the fulfillment of any condition precedent set forth in this Article 3, the making of such Advance shall constitute only an extension of time for the fulfillment of such condition and not a waiver thereof. The failure of Borrower, for any reason, to satisfy or cause to be satisfied any such condition precedent within thirty (30) days after the date thereof shall constitute an Event of Default for all purposes under this Agreement and the Loan Documents, unless such failure is waived in writing by the Lender.

                                    ARTICLE 4

                         Representations and Warranties
                         ------------------------------

         Section 4.1 Representations and Warranties. The Borrower hereby agrees, represents and warrants to the Lender that:

                  (a) Organization; Ownership; Power; Qualification; Capitalization. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Borrower has the corporate power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted. The Borrower is duly qualified, in good standing and authorized to do business in each jurisdiction in which the character of its properties or the nature of its businesses requires such qualification or authorization.

                  (b) Authorization; Enforceability. The Borrower has the corporate power and has taken all necessary corporate action to authorize it to borrow hereunder, to execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Borrower and is, and each of the other Loan Documents to which the Borrower is party is, a legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights and (b) the application of general principles of equity.

                  (c) Subsidiaries; Authorization. The Borrower has no Subsidiaries other than as set forth on Schedule 4.1(c) hereto. Each of the Restricted Subsidiaries is a corporation or partnership, as the case may be, duly organized, validly existing, and in good standing under the laws of the state of its organization, and has the power and authority, corporate, partnership or otherwise, to own its properties and to carry on its business as now being and hereafter proposed to be conducted. Each Restricted Subsidiary is duly qualified, in good standing and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization. All of the issued and outstanding capital stock or other ownership interests of the Restricted Subsidiaries is fully paid and non-assessable and is owned or held beneficially and of record as shown on Schedule 4.1(c) attached hereto. None of the Restricted Subsidiaries has any stock or securities or other ownership interests convertible into or exchangeable for any shares of its capital stock or other ownership interests, nor are there any preemptive or similar rights to subscribe for or to purchase, or any other rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments, or claims of any character relating to, any such capital stock or other ownership interests, or any stock or securities convertible into or exchangeable for any such capital stock or other ownership interests. None of the Restricted Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or other ownership interests or to register any shares of its capital stock or other ownership interests, and there are no agreements restricting the transfer of any shares of such capital stock or other ownership interests.

                  (d) Compliance with Other Loan Documents and Contemplated Transactions. The execution, delivery and performance, in accordance with their respective terms, by the Borrower of this Agreement and the other Loan Documents to which it is party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) require any consent or approval not already obtained, (ii) violate any Applicable Law respecting the Borrower or any of its Subsidiaries, (iii) conflict with, result in a breach of, or constitute a default under any of the certificates or articles of incorporation or partnership or by-laws or partnership agreements, as amended, of the Borrower or of any of its Subsidiaries, under any License or under any indenture, agreement, or other instrument to which the Borrower or any of its Subsidiaries is a party or by which it or any of its properties may be bound, including, without limitation, the Pole Agreements, or (iv) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any of the Restricted Subsidiaries except Permitted Liens.

                  (e) Business. The Borrower is engaged solely in the business of acting as a holding company for its Subsidiaries and of investing in other cable television systems and investing in other activities directly relating to the cable television business. The Restricted Subsidiaries are engaged principally in the business of owning, operating and maintaining the System. Not less than ninety percent (90%) of Annualized Operating Cash Flow as of any date of determination is derived directly from the cable television business.

                  (f) Licenses, etc. The Licenses have been duly authorized (to the best of the Borrower's knowledge after due inquiry) by the grantors thereof and are in full force and effect. The Borrower and the Restricted Subsidiaries are in compliance in all material respects with all of the provisions thereof. The Borrower has secured all Necessary Authorizations and all such Necessary Authorizations are in full force and effect. Neither any License nor any Necessary Authorization is the subject of any pending or, to the best of the Borrower's knowledge after due inquiry, threatened revocation which, with respect to any License or Licenses, if determined adversely, would constitute an Event of Default under Section 8.1(l) hereof. Except as described on Schedule 4.1(f) attached hereto, there is no Person other than the Borrower or any of its

Restricted Subsidiaries which is currently providing cable, wireless or satellite delivered television services in any territory within the System.

                  (g) Compliance with Law. The Borrower and each of the Restricted Subsidiaries are in compliance in all material respects with all Applicable Laws.

                  (h) Title to Assets. Except for Permitted Liens, the Borrower and the Restricted Subsidiaries have good, legal and marketable title to, or a valid leasehold interest in, all of their respective assets. None of such properties or assets is subject to any Liens, except for Permitted Liens. No financing statement under the Uniform Commercial Code as in effect in any jurisdiction and no other filing which names the Borrower or any Restricted Subsidiary as debtor or which covers or purports to cover any of the assets of the Borrower or any Restricted Subsidiary is on file in any state or other jurisdiction, and neither the Borrower nor any Restricted Subsidiary has signed any such financing statement or filing or any security agreement authorizing any secured party thereunder to file any such financing statement or filing.

                  (i) Litigation. Except as described on Schedule 4.1(i) attached hereto and except for actions, suits, proceedings or investigations as to which the Borrower is not required to notify the Lender or has given appropriate notice in accordance with Section 6.6 hereof, there is no action, suit, proceeding or investigation pending against, or, to the best of the Borrower's knowledge after due inquiry, threatened against or in any other manner relating adversely to, the Borrower or any Restricted Subsidiary or any of its respective properties, including, without limitation, the Licenses, in any court or before any arbitrator of any kind or before or by any governmental body, and no such action, suit, proceeding or investigation (i) calls into question the validity of this Agreement or any other Loan Document, or (ii) could, if determined adversely to the Borrower or any Restricted Subsidiary, have a Materially Adverse Effect, except to the extent such action, suit, proceeding or investigation affects the cable television industry generally.

                  (j) Taxes. All federal, state and other tax returns of the Borrower and the Restricted Subsidiaries required by law to be filed have been duly filed and all federal, state and other taxes, including, without limitation, withholding taxes, assessments and other governmental charges or levies required to be paid by the Borrower or any Restricted Subsidiary or imposed upon the Borrower or any Restricted Subsidiary or any of its respective properties, income, profits or assets, which are due and payable, have been paid, except any such (x) the payment of which the Borrower or the applicable

Restricted Subsidiary is diligently contesting in good faith by appropriate proceedings, (y) for which adequate reserves have been provided on the books of the Borrower or the applicable Restricted Subsidiary, and (z) as to which no Lien other than a Permitted Lien has attached and no foreclosure, distraint, sale or similar proceedings have been commenced. The charges, accruals and reserves on the books of the Borrower and the Restricted Subsidiaries in respect of taxes are, in the judgment of the Borrower, adequate. All pro forma financial information provided to the Lender in connection with this Agreement have been based upon reasonable assumptions and prepared in good faith.

                  (k) Financial Statements. The Borrower has furnished to the Lender audited financial statements for the Borrower and the Restricted Subsidiaries on a consolidated basis which are complete and correct in all material respects and present fairly, in accordance with GAAP, the financial position of such Persons as of December 31, 1995 and the results of operations for the period then ended. The Borrower and the Restricted Subsidiaries have no material liabilities, contingent or otherwise, other than as disclosed in the financial statements referred to in the preceding sentence or in the financial statements delivered to the Lender pursuant to Sections 6.1 and 6.2 hereof, and there are no material unrealized losses of the Borrower and the Restricted Subsidiaries and no material anticipated losses of the Borrower other than those which have been previously disclosed in writing to the Lender and identified to the Lender as such. The financial projections delivered to the Lender prior to the Agreement Date have been prepared by the Borrower in good faith and based on reasonable assumptions.

                  (l) ERISA. The Borrower, each Restricted Subsidiary, each ERISA Affiliate and each of their Plans are in compliance with ERISA and the Code. Neither the Borrower, nor any Restricted Subsidiary nor any ERISA Affiliate has incurred any accumulated funding deficiency with respect to any such Plan within the meaning of ERISA or the Code. The Borrower, each Restricted Subsidiary and each ERISA Affiliate have complied with all requirements of ERISA Sections 601 through 608 and Code Section 4980B. Neither the Borrower, nor any Restricted Subsidiary nor any ERISA Affiliate has made any promises of retirement or other benefits to employees, except as set forth in any Plan. Neither the Borrower, nor any Restricted Subsidiary nor any ERISA Affiliate has incurred any liability to the Pension Benefit Guaranty Corporation in connection with any such Plan. The assets of each such Plan which is subject to Title IV of ERISA, if any, are sufficient to provide the benefits under such Plan payment of which the Pension Benefit Guaranty Corporation would guarantee if such Plan were terminated, and such assets are also sufficient to provide all other "benefit liabilities" (as defined in ERISA Section 4001(a)(1b)) due under the Plan upon termination. No Reportable Event has occurred and is continuing with respect to any such Plan. No such Plan or trust created thereunder, or party in interest (as defined in Section 3(14) of ERISA), or any fiduciary (as defined in Section 3(21) of ERISA), has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject such Plan or any other Plan of the Borrower, any trust created thereunder, or any such party in interest or fiduciary, or any party dealing with any such Plan or any such trust to the penalty or tax on "prohibited transactions" imposed by
Section 502 of ERISA or Section 4975 of the Code. Neither the Borrower, nor any Restricted Subsidiary nor any ERISA Affiliate is a participant in, or is obligated to make any payment to, any Multiemployer Plan.

                  (m) Compliance with Regulations G, T, U and X. Neither the Borrower nor any Restricted Subsidiary is engaged principally in or has as one of its important activities the business of extending credit for the purpose of purchasing or carrying, and neither the Borrower nor any Restricted Subsidiary owns or presently intends to acquire, any "margin security" or "margin stock" as defined in Regulations G, T, U, and X (12 C.F.R. Parts 221 and 224) of the Board of Governors of the Federal Reserve System (herein called "margin stock"). None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of said Regulations G, T, U, and X. Neither the Borrower nor any Restricted Subsidiary nor any bank acting on its behalf has taken or will take any action which might cause this Agreement or the Note to violate Regulation G, T, U, or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the applicable provisions of the Securities Exchange Act of 1934, in each case as now in effect or as the same may hereafter be in effect. If so requested by the Lender, the Borrower will furnish the Lender with (i) a statement or statements in conformity with the requirements of Federal Reserve Forms G-3 and/or U-1 referred to in Regulations G and U of said Board of Governors and (ii) other documents evidencing its compliance with the margin regulations, including without limitation an opinion of counsel in form and substance satisfactory to the Lender. Neither the making of the Loans nor the use of proceeds thereof will violate, or be inconsistent with, the provisions of Regulation G, T, U, or X of said Board of Governors.

                  (n) Investment Company Act; Public Utility Holding Company Act. Neither the Borrower nor any Restricted Subsidiary is required to register under the provisions of the Investment Company Act of 1940, as amended, and neither the entering into or performance by the Borrower of this Agreement nor the issuance of the Note violates any provision of such Act or requires any consent, approval or authorization of, or registration with, the Securities and Exchange Commission or any other governmental or public body or authority pursuant to any provisions of such Act. Neither the Borrower nor any Restricted Subsidiary is subject to regulation under the Public Utility Holding Company Act of 1935.

                  (o) Government Regulation. Neither the Borrower nor any Restricted Subsidiary is required to obtain any consent, approval, authorization, permit or license which has not already been obtained from, or effect any filing or registration which has not already been effected with, any federal, state or local regulatory authority in connection with the execution and delivery of this Agreement or any other Loan Document. Neither the Borrower nor any Restricted Subsidiary is required to obtain any consent, approval, authorization, permit or license which has not already been obtained from, or effect any filing or registration which has not already been effected with, any federal, state or local regulatory authority in connection with the performance, in accordance with their respective terms, of this Agreement or any other Loan Document, or the borrowing hereunder, other than filings and consents relating to the renewal of Licenses and ongoing filings and consents relating to the Commission.

                  (p) Absence of Default. The Borrower and the Restricted Subsidiaries are in compliance with all of the provisions of their certificates or articles of incorporation and by-laws, or certificates of partnership and partnership agreements, as the case may be, and no event has occurred or failed to occur (including without limitation any matter which could create a Default hereunder by cross-default) which has not been remedied or waived, the occurrence or non-occurrence of which constitutes, or with the passage of time or giving of notice or both would constitute, (i) an Event of Default or (ii) a default by the Borrower or any Restricted Subsidiary under any material indenture, agreement or other instrument, including without limiting the foregoing, the material Pole Agreements, or any judgment, decree or order to which the Borrower or any Restricted Subsidiary is a party or by which the Borrower or any Restricted Subsidiary or any of its respective properties may be bound or affected.

                  (q) Accuracy and Completeness of Information. All information, reports, prospectuses and other papers and data relating to the Borrower and the

Restricted Subsidiaries and furnished by or on behalf of the Borrower or any of the Restricted Subsidiaries to the Lender, were, at the time furnished, complete and correct in all material respects to the extent necessary to give the recipients true and accurate knowledge of the subject matter. Notwithstanding the foregoing, with respect to projections of the future performance of the Borrower and the Restricted Subsidiaries, such representations and warranties are made in good faith and to the best of the Borrower's knowledge after due inquiry, but without any assurances by the Borrower of the future achievement of such performance.

                  (r) Agreements with Affiliates. Except as set forth on
Schedule 4.1(r) attached hereto, neither the Borrower nor any Restricted Subsidiaries have (i) any agreements or binding arrangements of any kind with any Affiliates or (ii) any management or consulting agreements of any kind with any third party (including Affiliates).

                  (s) Payment of Wages. The Borrower and the Restricted Subsidiaries are in compliance with the Fair Labor Standards Act, as amended, and the Borrower and the Restricted Subsidiaries have paid all minimum and overtime wages required by law to be paid to their respective employees.

                  (t) Solvency. The Borrower and the Restricted Subsidiaries are, and after giving effect to the making of the Loans and the other transactions contemplated hereby will be, Solvent.

                  (u) Collective Bargaining. Except as set forth on Schedule 4.1(u) attached hereto, no employee of the Borrower or of any of the Restricted Subsidiaries is a party to any collective bargaining agreement with the Borrower or any of the Restricted Subsidiaries and, to the best knowledge of the Borrower after due inquiry, there are no material grievances, disputes, or controversies with any union or any other organization of the employees of the Borrower or any of the Restricted Subsidiaries or threats of strikes, work stoppages, or any asserted pending demands for collective bargaining by any union or other organization.

                  (v) No Adverse Change. Since the date of the most recent audited annual financial statements of the Borrower and the Restricted Subsidiaries required to have been delivered to the Lender pursuant to Section
6.2 hereof (or, prior to the first such delivery required hereunder, since December 31, 1995), there has occurred no event which would have a Materially

Adverse Effect, except for such events affecting the cable television industry generally.

                  (w) Environmental Matters.

                           (i) None of the properties of the Borrower and the Restricted Subsidiaries contains, including, without limitation, in, on or under the soil and groundwater thereunder, any Hazardous Materials in violation of Environmental Laws or in amounts that could give rise to liability under Environmental Laws.

                           (ii) The Borrower and the Restricted Subsidiaries are in compliance with all Environmental Laws, and, to the best of the Borrower's knowledge after due inquiry, there is no contamination of any of such properties which could interfere with the continued operation of any of such properties or impair the financial condition of the Borrower or any of the Restricted Subsidiaries.

                           (iii) Neither the Borrower nor any Restricted Subsidiary has received from any governmental authority any complaint, notice of violation, alleged violation, investigation or advisory action or notice of potential liability regarding matters of environmental protection or permit compliance under applicable Environmental Laws with regard to any such properties that have not been resolved to the satisfaction of the issuing governmental authority, nor is the Borrower or any Restricted Subsidiary aware that any governmental authority is contemplating delivering any such notice to the Borrower or any of the Restricted Subsidiaries.

                           (iv) There has been no pending or threatened complaint, notice of violation, alleged violation, investigation or notice of potential liability under Environmental Laws with regard to any of such properties.

                           (v) Hazardous Materials have not been generated, treated, stored, disposed of, at, on or under any of such property in violation of any Environmental Laws or in a manner that could give rise to liability under Environmental Laws, nor have any Hazardous Materials been transported or disposed of from any of such properties to any other location in violation of any Environmental Laws or in a manner that could give rise to liability under Environmental Laws.

                           (vi) Neither the Borrower nor any of the Restricted Subsidiaries are a party to any governmental administrative actions or judicial proceedings pending under any Environmental Law with respect to any of such properties nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any of such properties.

                  (x) Voting Control of the Borrower. As of the Agreement Date, all of the shares of the issued and outstanding capital stock of the Borrower are fully paid and non-assessable and owned, beneficially and of record, as set forth on Schedule 4.1(x) attached hereto. The Borrower has no stock or securities convertible into or exchangeable for any shares of its capital stock, and there are no preemptive or similar rights to subscribe for or to purchase, or any other rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments, or claims of any character relating to, any such capital stock, or any stock or securities convertible into or exchangeable for any such capital stock, except as set forth on Schedule 4.1(x) attached hereto. The Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or to register any shares of its capital stock, and there are no agreements restricting the transfer of any shares of such capital stock, except as set forth in the Shareholders' Agreements as in effect on the Agreement Date. The voting control of H. F. Lenfest of the shares of the Borrower's capital stock is evidenced by the Shareholders' Agreements. There has been no change in or other modification to such Shareholders' Agreements or the voting control of
H. F. Lenfest evidenced thereby.

         Section 4.2 Survival of Representations and Warranties, etc. All representations and warranties made under this Agreement shall be deemed to be made, and shall be true and correct, at and as of the Agreement Date, and shall be true and correct in all material respects as of the date of each Advance which increases the principal amount of the Loans outstanding hereunder, except to the extent they relate solely to an earlier date or time period. All representations and warranties made under this Agreement shall survive, and not be waived by, the execution hereof by the Lender, any investigation or inquiry by the Lender, or the making of any Advance.

                                    ARTICLE 5

                                General Covenants
                                -----------------

         So long as any of the Obligations is outstanding and unpaid or the Borrower shall have the right to borrow hereunder (whether or not the conditions to borrowing have been or can be fulfilled), and unless the Lender shall otherwise consent in writing:

         Section 5.1 Preservation of Existence and Similar Matters. The Borrower will, and will cause each Restricted Subsidiary to:

                  (a) preserve and maintain its existence in the state of its formation, its material rights, franchises, licenses and privileges, including, without limiting the foregoing, the Licenses (to the extent required to prevent the occurrence of an Event of Default under Section 8.1(l) hereof), all material Pole Agreements, and all other Necessary Authorizations, and

                  (b) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its businesses requires such qualification or authorization.

         Section 5.2 Business; Compliance with Applicable Law. The Borrower will engage solely in the business of (a) acting as a holding company for its Subsidiaries, (b) investing in other cable television systems, (c) investing in other activities directly relating to the cable television industry, and (d) providing consulting services to Garden State Cablevision L.P., a Delaware limited partnership. The Borrower will cause the Restricted Subsidiaries to engage principally in the business of owning, operating and maintaining the System. The Borrower will, and will cause the Restricted Subsidiaries to, comply with the requirements of Applicable Law.

         Section 5.3 Maintenance of Properties. The Borrower will maintain or cause to be maintained in the ordinary course of business in good repair, working order and condition (reasonable wear and tear excepted) all properties used in its and the Restricted Subsidiaries' businesses (whether owned or held under lease), and from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements, additions, betterments and improvements thereto.

         Section 5.4 Accounting Methods and Financial Records. The Borrower will, and will cause each Restricted Subsidiary to, maintain a system of accounting established and administered in accordance with GAAP, keep adequate records and books of account in which complete entries will be made in accordance with such accounting principles consistently applied and reflecting all transactions required to be reflected by such accounting principles, and keep accurate and complete records of its properties and assets. The Borrower will, and will cause each Restricted Subsidiary to, maintain a fiscal year ending on December 31.

         Section 5.5 Insurance. The Borrower will, and will cause each Restricted Subsidiary to:

                  (a) Maintain insurance including, but not limited to, public liability, business interruption and worker's compensation insurance from responsible companies in such amounts and against such risks to the Borrower and the Restricted Subsidiaries as shall be standard in the cable television industry for cable television companies similar in size and location to the Borrower and the Restricted Subsidiaries.

                  (b) Keep its assets insured by insurers on terms and in a manner acceptable to the Lender against loss or damage by fire, theft, burglary, loss in transit, explosions and hazards insured against by extended coverage, in amounts which are standard in the cable television industry for cable television companies similar in size and location to the Borrower and the Restricted Subsidiaries, all premiums thereon to be paid by the Borrower and the Restricted Subsidiaries.

                  (c) Require that each insurance policy provide for at least thirty (30) days' prior written notice to the Lender of any termination of or proposed cancellation or nonrenewal of such policy.

         Section 5.6 Payment of Taxes and Claims. The Borrower will, and will cause each Restricted Subsidiary to, pay and discharge all taxes, including, without limitation, withholding taxes, assessments and governmental charges or levies required to be paid by it or imposed upon it or its income or profits or upon any properties belonging to it prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien or charge upon any of its properties; except that no such tax, assessment, charge, levy or claim need be paid which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the appropriate books in accordance with GAAP, but only so long as such tax, assessment, charge, levy or claim does not become a Lien or charge other than a Permitted Lien and no foreclosure, distraint, sale or similar proceedings shall have been commenced.

The Borrower shall, and shall cause each Restricted Subsidiary to, timely file all information returns required by federal, state or local tax authorities.

         Section 5.7 Visits and Inspections. The Borrower will, and will cause each Restricted Subsidiary to, permit representatives of the Lender to (a) visit and inspect the properties of the Borrower and the Restricted Subsidiaries at all reasonable times, (b) inspect and make extracts from and copies of its books and records, and (c) discuss with the principal officers of the Borrower and the Restricted Subsidiaries, its business, assets, liabilities, financial position, results of operations and business prospects.

         Section 5.8 Payment of Indebtedness; Loans. Subject to any provisions regarding subordination herein or in any other Loan Document, the Borrower will, and will cause each of the Restricted Subsidiaries to, pay any and all of its Indebtedness when and as it becomes due, other than amounts diligently disputed in good faith and as to which adequate reserves have been set aside in accordance with GAAP.

         Section 5.9 Use of Proceeds. The Borrower will use the aggregate proceeds of the Loans to support the LCI Guaranty to the extent that demand is made under the LCI Guaranty for payment in respect of the Australis Media Indebtedness, which shall not exceed the Borrower's pro rata share of the Australis Media Indebtedness guaranteed under the LCI Guaranty.

         Section 5.10 Indemnity. The Borrower will indemnify and hold harmless the Lender and its respective employees, representatives, officers, directors, affiliates, agents and attorneys (collectively, "Indemnitees"), from and against any and all claims, liabilities, losses, damages, actions, attorneys' fees and demands incurred by any Indemnitee, whether or not such Indemnitee is a party to any litigation, investigation or other proceeding, (a) resulting from, arising out of or otherwise relating to any breach or alleged breach by the Borrower of any representation or warranty made hereunder, or (b) arising out of (i) the making or administration of any Loans or the actual or proposed use of the proceeds of any Loans, (ii) the issuance by the Borrower of additional Indebtedness for Money Borrowed, (iii) allegations of any participation by any Indemnitee in the affairs of the Borrower or any Subsidiary of the Borrower, or allegations that any Indemnitee has any joint liability with the Borrower or any Subsidiary of the Borrower for any reason, or (iv) any claims against any Indemnitee by any investor in or lender to the Borrower or any Subsidiary of the Borrower, for any reason whatsoever; unless, in any case referred to above, the Indemnitee seeking indemnification hereunder is determined to have acted or failed to act with gross negligence or willful misconduct by a non-appealable judicial order.

         Section 5.11 Payment of Wages. The Borrower shall at all times comply with the requirements of the Fair Labor Standards Act, as amended, including, without limitation, the provisions of such Act relating to the payment of minimum and overtime wages as the same may become due from time to time.

                                    ARTICLE 6

                              Information Covenants
                              ---------------------

         So long as any of the Obligations is outstanding and unpaid or the Borrower has a right to borrow hereunder (whether or not the conditions to borrowing have been or can be fulfilled) and unless the Lender shall otherwise consent in writing, the Borrower will furnish or cause to be furnished to the Lender at Lender's offices:

         Section 6.1 Quarterly Financial Statements. As soon as available and in any event within sixty (60) days after the end of each fiscal quarter in each fiscal year of the Borrower, the consolidated financial statements of the Borrower and its Subsidiaries and the special-purpose consolidated financial statements for the Borrower and the Restricted Subsidiaries, each consisting of a balance sheet as of the end of such fiscal quarter and related statements of income, stockholders' equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the chief executive officer, president or chief financial officer of the Borrower as having been prepared in accordance with GAAP, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year, together with a completed Quarterly Capital Expenditure Report in a form substantially identical to Exhibit E.

         Section 6.2 Annual Financial Statements. As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower, the consolidated financial statements of the Borrower and its Subsidiaries and the special-purpose consolidated financial statements for the Borrower and the Restricted Subsidiaries, each consisting of a balance sheet as of the end of such fiscal year and related statements of income, stockholders' equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by the Borrower's current independent certified public accountants or other nationally recognized independent certified public accountants satisfactory to the Lender. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of the Borrower under any of the Loan Documents, together with a letter of such accountants substantially to the effect that, based upon their ordinary and customary examination of the affairs of the Borrower, performed in connection with the preparation of such consolidated financial statements, and in accordance with generally accepted auditing standards, they are not aware of the existence of any condition or event which constitutes a Default or Event of Default or, if they are aware of such condition or event, stating the nature thereof and confirming the Borrower's calculations with respect to the certificate to be delivered pursuant to Section 6.4 hereof with respect to such financial statements.

         Section 6.3 Performance Certificates. At the time the financial statements are furnished pursuant to Sections 6.1 and 6.2, a certificate of an Authorized Officer in form and substance satisfactory to the Lender:

                  (a) reaffirming the representations and warranties set forth in Article 4 hereof as of the date of such certificate with the same effect as though such representations and warranties had been made on and as of such date (except for representations and warranties which expressly relate solely to an earlier date or time period);

                  (b) setting forth as at the end of such quarterly period or fiscal year, as the case may be, the arithmetical calculations required to establish whether or not the Borrower was in compliance with the requirements of Sections 7.1, 7.4(d), 7.6(d), 7.6(e) and 7.12 hereof;

                  (c) summarizing in reasonable detail (i) all investments made by the Borrower or any of the Restricted Subsidiaries since the Agreement Date pursuant to Section 7.6(e) hereof; (ii) all acquisitions made by the Borrower or any of the Restricted Subsidiaries since the Agreement Date pursuant to Sections 7.4(b), (c) and (d) hereof; and (iii) all investments in excess of $1,000,000 made by the Borrower or any of the Restricted Subsidiaries during such quarterly period or fiscal year, other than pursuant to Section 7.6(e) hereof; and

                  (d) stating that, to the best of his or her knowledge after due inquiry, no Default or Event of Default has occurred as at the end of such quarterly period or year, as the case may be, or, if a Default or an Event of Default has occurred, disclosing each such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrower with respect to such Default or Event of Default.

         Section 6.4 Copies of Other Reports.

                  (a) Promptly upon receipt thereof, copies of all reports, if any, submitted to the Borrower or any Restricted Subsidiary in connection with an audit of the Borrower or any Restricted Subsidiary by the Borrower's or any such Subsidiary's independent public accountants, including, without limitation, any management report prepared in connection with the annual audit referred to in Section 6.2.

                  (b) No later than January 31 of each year, a copy of the annual budget for the Borrower for such fiscal year, including the budget for Capital Expenditures.

                  (c) Promptly upon receipt thereof by an Authorized Officer, copies of any material notice or report regarding any License from the grantor of such License, or regarding the System or any License from the Commission with respect to (i) the suspension, revocation or modification of any License, (ii) a denial of a request for a rate change, (iii) disciplinary proceedings involving the Borrower or any Restricted Subsidiary, (iv) notice of default or other non-compliance by the Borrower or any Restricted Subsidiary under any License, or (v) any similar event or occurrence.

                  (d) Upon any material decrease (by percentage or dollar value) or termination of any programming discounts from Satellite Services, Inc. or other Affiliates of TeleCommunications, Inc., pro forma projections in form and substance reasonably acceptable to the Lender, which projections demonstrate the Borrower's compliance with the terms of this Agreement on a pro forma basis through the Maturity Date.

                  (e) Upon (i) any sale, lease, transfer or other disposition of assets of the Borrower or any of its Subsidiaries (other than sales or other dispositions of obsolete equipment or other immaterial assets in the ordinary course of business having an aggregate sales price not to exceed $500,000 in any fiscal year), (ii) any sale or other disposition of any interests in any Unrestricted Subsidiary, or (iii) the making by the Borrower or any Restricted Subsidiary of any acquisition pursuant to Section 7.4(b), (c) or (d) or any investment pursuant to Section 7.6(e), a description of the material terms of such acquisition, investment, sale, lease, transfer or other disposition, in form and substance satisfactory to the Lender.

                  (f) From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding the business, assets, liabilities, financial position, projections, results of operations or business prospects of the Borrower or any Restricted Subsidiary, as the Lender reasonably may request.

                  (g) Promptly upon receipt thereof, copies of all notices received by the Borrower under the LCI Credit Agreement or the LCI Guaranty.

         Section 6.5 Notice of Litigation and Other Matters. Prompt notice of the following events after an Authorized Officer has received notice or has otherwise become aware thereof:

                  (a) the commencement of all proceedings and investigations by or before any governmental body and all actions and proceedings in any court or before any arbitrator against the Borrower or any Restricted Subsidiary involving a claim for damages or potential cost to the Borrower or any Restricted Subsidiary of $250,000 or more with respect to any single or related series of proceedings, investigations or actions or, to the extent known to the Borrower or any Restricted Subsidiary, in any other way relating materially adversely and directly to the Borrower or any Restricted Subsidiary, or any of its respective properties, assets or businesses or any License, including, without limitation, proceedings, investigations or actions arising under Environmental Laws;

                  (b) any material adverse change with respect to the business, assets, liabilities, financial position, or results of operations of the Borrower or any Restricted Subsidiary, other than changes in the ordinary course of business which have not had and are not likely to have a Materially Adverse Effect;

                  (c) any material amendment or change to any budget submitted under Section 6.5(b) hereof for the operation of the System;

                  (d) any Default or the occurrence or non-occurrence of any event (i) which constitutes, or which with the passage of time or giving of notice or both would constitute a default by the Borrower or any Restricted Subsidiary under any material agreement other than this Agreement to which the Borrower or any Restricted Subsidiary is party or by which any of its properties may be bound, or (ii) which could have a Materially Adverse Effect, giving in each case the details thereof and specifying the action proposed to be taken with respect thereto;

                  (e) the occurrence of any Reportable Event or a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan of the Borrower, any Restricted Subsidiary or any ERISA Affiliate or the institution or threatened institution by the Pension Benefit Guaranty Corporation of proceedings under ERISA to terminate or to partially terminate any such Plan or the commencement or threatened commencement of any litigation regarding any such Plan or naming it or the trustee of any such Plan with respect to such Plan; and

                  (f) the occurrence of any event subsequent to the Agreement Date which, if such event had occurred prior to the Agreement Date, would have constituted an exception to the representation and warranty in Section 4.1(l) of this Agreement.

                                    ARTICLE 7

                               Negative Covenants
                               ------------------

         So long as any of the Obligations is outstanding and unpaid or the Borrower has a right to borrow hereunder (whether or not the conditions to borrowing have been or can be fulfilled) and unless the Lender shall otherwise give their prior consent in writing:

         Section 7.1 Indebtedness of the Borrower and the Restricted Subsidiaries. The Borrower shall not, and shall not permit any Restricted Subsidiary to, create, assume, incur or otherwise become or remain obligated in respect of, or permit to be outstanding, any Indebtedness except:

                  (a) Indebtedness under this Agreement and the Note;

                  (b) Accounts payable, subscriber deposits, accrued expenses and customer advance payments incurred in the ordinary course of business, which are (1) current or (2) being contested in good faith by appropriate proceedings and for which the Borrower or the applicable Restricted Subsidiary has established adequate reserves on its books;

                  (c) Obligations arising under Interest Rate Hedge Agreements;

                  (d) Unsecured Indebtedness for Money Borrowed, Indebtedness arising under Guaranties and Capitalized Lease Obligations in an aggregate amount not to exceed $78,000,000 at any time outstanding;

                  (e) Other Indebtedness incurred in the ordinary course of business which is either unsecured or secured by Liens described in clause (i) of the definition of "Permitted Liens" in an aggregate amount not to exceed $1,000,000;

                  (f) Indebtedness of the Borrower to any Restricted Subsidiary or of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; and

                  (g) Indebtedness existing as of the Agreement Date as described on Schedule 7.1(g) attached hereto.

         Section 7.2 Limitation on Liens. The Borrower shall not, and shall not permit any Restricted Subsidiary to, create, assume, incur or permit to exist or to be created, assumed, incurred or permitted to exist, directly or indirectly, any Lien on any of its properties or assets (including, without limitation, capital stock), whether now owned or hereafter acquired, except for Permitted Liens set forth on Schedule 7.2 hereof.

         Section 7.3 Amendment and Waiver. The Borrower shall not, and shall not permit any Restricted Subsidiary to, enter into any amendment of, or agree to or accept or consent to any waiver of any of the provisions of (a) its certificate or articles of incorporation or by-laws, or certificate of partnership or partnership agreement, as applicable; (b) any Loan Document; (c) any of the documents, instruments and agreements evidencing or relating to the Borrower's 11.30% Senior Note due 2000, 11.84% Senior Note due 1998, 9.93% Senior Note due 2001 or the Indebtedness for Money Borrowed issued pursuant to the Public Debt Indenture if the effect of any such amendment or waiver is to (i) increase the aggregate principal amount outstanding thereunder, (ii) reduce the weighted average life to maturity thereof, or (iii) cause the terms governing such Indebtedness to be more restrictive than the terms of this Agreement or of the existing documents, instruments or agreements governing such Indebtedness or (d) the LCI Guaranty.

         Section 7.4 Liquidation, Change in Ownership, Disposition or Acquisition of Assets; Change in Business.

                  (a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, at any time (i) liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up its affairs; (ii) enter into any merger or consolidation (other than any merger or consolidation of a Restricted Subsidiary into another Restricted Subsidiary or, so long as the Borrower is the surviving corporation and so long as no Default then exists or would be caused thereby, of a Restricted Subsidiary into the Borrower); or (iii) sell, lease, abandon, transfer, exchange or otherwise dispose of all or any of its assets, property or business (other than sales or other dispositions of obsolete equipment or other immaterial assets in the ordinary course of business having an aggregate sales price not to exceed $500,000 in any year and other than as provided in Section 7.4(c) below); provided that, so long as no Default then exists or would be caused thereby, the Borrower or any Restricted Subsidiary may further sell or otherwise dispose of assets for fair consideration so long as: (A) the assets sold or otherwise disposed of in any single or series of related transactions contributed or accounted for less than fifteen percent (15%) of Annualized Operating Cash Flow, calculated using the financial statements of the Borrower and the Restricted Subsidiaries for the most recently completed fiscal quarter for which financial statements are required to have been provided to the Lender in accordance with Section 6.1 hereof as of the date of such proposed sale or other disposition; and (B) the aggregate amount of Annualized Operating Cash Flow contributed by or attributable to all assets sold or otherwise disposed of during the term of this Agreement (calculated in the manner set forth in clause (A) above with respect to each such sale or other disposition) is less than twenty-five percent (25%) of Annualized Operating Cash Flow calculated using the financial statements of the Borrower and the Restricted Subsidiaries for the most recently completed fiscal quarter for which financial statements are required to have been provided to the Lender as of the proposed date of the most recent such sale or other disposition.

                  (b) The Borrower shall not, and shall not permit any Restricted Subsidiary to, at any time, acquire any assets, property or business of any other Person, or acquire stock, partnership or other ownership interests in any other Person, other than as permitted by Section 7.6 hereof and other than (i)(A) assets (other than capital stock or other ownership interests) directly related to the cable television business, or (B) all of the issued and outstanding capital stock or other ownership interests of Persons engaged in businesses directly related to the cable television business, for, in any such case described in clauses (i)(A) and (B) of this subsection (b), an aggregate purchase price not to exceed $50,000,000, and provided that, in any such case, no Default then exists or would be caused thereby. Prior to consummating any such acquisition, the Borrower shall provide the Lender with calculations specifically demonstrating the Borrower's pro forma compliance with Section 7.12 hereof. Any Subsidiary formed or acquired by the Borrower or any Restricted

Subsidiary in connection with any acquisition described in this subsection 7.4(b) shall be deemed to be a Restricted Subsidiary unless the Lender shall otherwise consent in writing.

                  (c) Further notwithstanding the foregoing, and exclusive of the limitation on acquisitions set forth in subsections 7.4(a) and (b) above, so long as no Default then exists or would be caused thereby, the Borrower or any of the Restricted Subsidiaries may make acquisitions of (i) assets (other than capital stock or other ownership interests) directly related to the cable television business located in Contiguous Areas, or (ii) all of the issued and outstanding capital stock or other ownership interests of Persons engaged in businesses directly related to the cable television business whose assets are located solely in Contiguous Areas, with the Net Proceeds of any sale, lease, transfer or other disposition of assets of the Borrower or any Restricted Subsidiary permitted hereby, so long as such acquisition is consummated within one (1) year of the sale, lease, transfer or other disposition giving rise to such Net Proceeds.

                  (d) The Borrower shall not permit less than ninety percent (90%) of Annualized Operating Cash Flow as of any date of determination to be derived directly from the cable television business.

         Section 7.5 Limitation on Guaranties. The Borrower shall not, and shall not permit any Restricted Subsidiary to, at any time Guaranty, assume, be obligated with respect to, or permit to be outstanding any Guaranty of, any obligation of any other Person other than (a) obligations under agreements of the Borrower or any Restricted Subsidiary entered into in connection with the acquisition of services, supplies and equipment in the ordinary course of business of the Borrower or such Restricted Subsidiary, and (b) Guaranties described in Section 7.1(d) hereof, and (c) the LCI Guaranty.

          Section 7.6 Investments. The Borrower shall not, and shall not permit any Restricted Subsidiary to, make any loan or advance, or otherwise acquire for consideration evidences of Indebtedness, capital stock or other securities of any Person other than as provided in Section 7.4(b) or (c) hereof, except that so long as no Default then exists or would be caused thereby, the Borrower or any Restricted Subsidiary may (a) advance funds to or on behalf of Australis Media Limited in the form of debt upon demand made under the LCI Guaranty, (b) purchase marketable, direct obligations of the United States of America maturing within three hundred sixty-five (365) days of the date of purchase, (c) purchase commercial paper issued by corporations, each of which conducts a substantial part of its business in the United States of America, maturing within one hundred and eighty (180) days from the date of the original issue thereof, and rated "P-1" or better by Moody's Investors Service, (d) purchase repurchase agreements and certificates of deposit maturing within three hundred sixty-five (365) days of the date of purchase which are issued by the Lender or by a United States national or state bank having capital, surplus and undivided profits totaling more than $250 million and rated "A" or better by Moody's Investors Service, (e) maintain the investments described as of the Agreement Date on Schedule 7.6 attached hereto, (f) make additional investments in Persons engaged in businesses directly related to the cable television business in an aggregate amount not to exceed $50,000,000 at any time outstanding, and (g) make investments in Australis Media Limited in connection with the LCI Guaranty (which investments, when added to all loans under Section 7.6(a) hereof, shall not exceed $75,000,000 in the aggregate). The Borrower shall cause each of the Restricted Subsidiaries to require that any loan or advance made by the Borrower or such Restricted Subsidiary, as applicable, to any other Person be evidenced by a duly executed and delivered promissory note of such other Person in an original principal amount not less than the amount of such loan; provided, however, that loans or advances made to the Borrower or any Subsidiary of the Borrower need not be evidenced by such promissory notes if regulatory approval by any governmental body of the State of New Jersey or Delaware would be required in connection therewith.

         Section 7.7 Restricted Payments and Purchases. The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly declare or make any Restricted Payment or Restricted Purchase, except that the Restricted Subsidiaries may declare and make Restricted Payments to, and Restricted Purchases from, the Borrower.

         Section 7.8 Affiliate Transactions. The Borrower shall not, and shall not permit any Restricted Subsidiary to, at any time engage in any transaction with an Affiliate, nor make an assignment or other transfer of any of its properties or assets to any Affiliate, on terms less advantageous to the Borrower or the applicable Restricted Subsidiary than would be the case if such transactions had been effected on an arm's length basis with a non-Affiliate.

         Section 7.9 Limitation on Leases; Sale/Leasebacks. The Borrower shall not, and shall not permit any Restricted Subsidiary to, make or be or become obligated to make any payment in respect of any obligations as lessee under a lease, except for (x) payments under leases to be used in connection with the operation of its business (other than Pole Agreements and tower rental agreements entered into in the ordinary course of business) which, when aggregated with all other payments under such leases by the Borrower and the Restricted Subsidiaries would not exceed in the aggregate during any one fiscal year of the Borrower, $1,000,000, and during the term of this Agreement, $9,000,000, and (y) payments relating to Capitalized Lease Obligations permitted hereunder, and (z) payments under Pole Agreements and tower rental agreements entered into in the ordinary course of business. The Borrower shall not, and shall not permit any Restricted Subsidiary to, enter into any sale/leaseback transaction.

         Section 7.10 ERISA Liabilities. The Borrower shall not, and shall not permit any Restricted Subsidiary to, allow any of its Plans to have an accumulated funding deficiency as defined in Code Section 4971(c)(ii) and measured at the end of the plan year. The Borrower shall not, and shall not permit any Restricted Subsidiary to, become a participant in any Multiemployer Plan.

         Section 7.11 Restrictions on Upstream Dividends by Subsidiaries. The Borrower shall not permit to exist at any time any consensual restriction limiting the ability (whether by covenant, event of default, subordination or otherwise) of any Restricted Subsidiary to (a) make Restricted Payments to or Restricted Purchases from the Borrower or any Restricted Subsidiary, (b) pay any obligation owed to the Borrower or any Restricted Subsidiary, (c) make any loans or advances to or investments in the Borrower or in any Restricted Subsidiary,
(d) transfer any of its property or assets (other than property or assets subject to Permitted Liens) to the Borrower or any Restricted Subsidiary, or (e) create any Lien upon its property or assets whether now owned or hereafter acquired or upon any income or profits therefrom, except for restrictions provided in this Agreement and the other Loan Documents.

         Section 7.12 Total Debt to Annualized Operating Cash Flow Ratio. (a) As of the end of any calendar quarter, (b) at the time of any Advance which increases the aggregate principal amount of the Loans outstanding hereunder, and
(c) at the time of any proposed sale, lease, transfer, exchange or other disposition of assets, any proposed acquisition of assets, or any proposed investment in any other Person, the Borrower shall not permit the ratio of Total Debt to Annualized Operating Cash Flow for the calendar quarter end being tested in the case of Section 7.12(a) above, or the most recent quarter end for which financial statements are required to be delivered to the Lender pursuant to Sections 6.1 and 6.2 hereof in the case of Sections 7.12(b) and (c) above, to exceed 7.25 to 1 through the Maturity Date.

                                    ARTICLE 8

                                     Default
                                     -------

         Section 8.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any governmental or non-governmental body:

                  (a) Any material representation or warranty made under this Agreement shall prove incorrect or misleading in any material respect when made or deemed to be made pursuant to Section 4.2 hereof;

                  (b) The Borrower shall default in the payment of any principal or interest under the Note, or fees or other amounts payable hereunder or under any other Loan Document, when due;

                  (c) The Borrower shall default in the performance or observance of any agreement or covenant contained in Article 6 or 7 hereof;

                  (d) The Borrower shall default in the performance or observance of any other agreement or covenant contained in this Agreement not specifically referred to elsewhere in this Section 8.1, and such default shall not be cured to the Lender's satisfaction within a period of thirty (30) days from the date of the occurrence of such default;

                  (e) There shall occur any default in the performance or observance of any agreement or covenant or material breach of any representation or warranty contained in any of the Loan Documents (other than this Agreement or as otherwise provided in Section 8.1 of this Agreement), which shall not be cured to the Lender's satisfaction within a period of thirty (30) days from the date of the occurrence of such default;

                  (f) There shall occur any default on any payment when due (whether by acceleration or otherwise) under the LCI Credit Agreement, the Public Debt Indenture or the Senior Notes;

                  (g) Neither H.F. Lenfest (individually or through his control, by written proxy, of the voting rights of his immediate family with respect to the capital stock of the Borrower) nor Tele-Communications, Inc., a Delaware corporation, directly or indirectly through one or more direct or indirect wholly-owned Subsidiaries, shall own beneficially fifty percent (50%) or more of all voting shares of the Borrower's capital stock and have the right to elect at least fifty percent (50%) of the members of the board of directors of the Borrower; or the Borrower shall cease to own, directly or indirectly through a wholly-owned Restricted Subsidiary, all of the issued and outstanding capital stock of the Restricted Subsidiaries;

                  (h) There shall be entered a decree or order for relief in respect of the Borrower or any Restricted Subsidiary under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable Federal or state bankruptcy law or other similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official of the Borrower or any Restricted Subsidiary or of any substantial part of its properties, or ordering the winding-up or liquidation of the affairs of the Borrower or any Restricted Subsidiary or an involuntary petition shall be filed against the Borrower or any Restricted Subsidiary, and (i) such petition shall not be diligently contested, or (ii) any such petition shall continue undismissed for a period of sixty (60) consecutive days;

                  (i) The Borrower or any Restricted Subsidiary shall file a petition, answer or consent seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable Federal or state bankruptcy law or other similar law, or the Borrower or any Restricted Subsidiary shall consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment or taking of possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Borrower or any Restricted Subsidiary or of any substantial part of its properties, or the Borrower or any Restricted Subsidiary shall fail generally to pay its debts as they become due, or the Borrower or any Restricted Subsidiary shall take any action in furtherance of any such action;

                  (j) A final judgment shall be entered by any court against the Borrower or any Restricted Subsidiary for the payment of money in excess of $2,500,000 in the aggregate in excess of insurance coverage, or a warrant of attachment or execution or similar process shall be issued or levied against property of the Borrower or any Restricted Subsidiary which, together with all other such property of the Borrower and the Restricted Subsidiaries subject to other such process exceeds $2,500,000 in the aggregate in excess of insurance coverage, and if, within thirty (30) days after the entry, issue or levy thereof, such judgment, warrant or process shall not have been paid or discharged or stayed pending appeal, or if, after the expiration of any such stay, such judgment, warrant or process shall not have been paid or discharged;

                  (k) There shall be at any time any "accumulated funding deficiency," as defined in ERISA or in Section 412 of the Code, with respect to any Plan maintained by the Borrower, any Restricted Subsidiary or any ERISA Affiliate, or to which the Borrower, any Restricted Subsidiary or any ERISA Affiliate has any liabilities, or any trust created thereunder; or a trustee shall be appointed by a United States District Court to administer any such Plan; or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any such Plan; or the Borrower, any Restricted Subsidiary or any ERISA Affiliate shall incur any liability to the Pension Benefit Guaranty Corporation in connection with the termination of any such Plan; or any Plan or trust created under any Plan of the Borrower, any Restricted Subsidiary or any ERISA Affiliate shall engage in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject any such Plan, any trust created thereunder, any trustee or administrator thereof, or any party dealing with any such Plan or trust to the tax or penalty on "prohibited transactions" imposed by Section 502 of ERISA or Section 4975 of the Code; or the Borrower, any Restricted Subsidiary or any ERISA Affiliate shall enter into or become obligated to contribute to a Multiemployer Plan;

                  (l) There shall occur any default or event of default or any event which gives rise to a right of redemption or similar option or privilege with respect to Indebtedness of the Borrower or any Restricted Subsidiary or which causes the Borrower or any Restricted Subsidiary to be required to offer to purchase any such Indebtedness under any agreement or instrument evidencing Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate principal amount exceeding $5,000,000, or there shall occur any material default under any Interest Rate Hedge Agreement, fixed rate loan agreement or other similar arrangement having a notional principal amount of $5,000,000 or more, which default or event of default, in any such case, has not been cured within any applicable cure period and as to which notice, if any is required to be given in order for such event to constitute an event of default, has been given under such agreement or instrument;

                  (m) Any number of Licenses shall be terminated or revoked such that the Borrower or one or more Restricted Subsidiaries are no longer entitled to operate the portion of the System subject to such Licenses and retain the revenue received therefrom, or the Borrower or any Restricted Subsidiary or any grantor or grantors of Licenses shall fail to renew any number of Licenses at the stated expiration thereof such that the Borrower or one or more Restricted Subsidiaries are no longer entitled to operate the portion of the System subject to such Licenses and retain the revenue received therefrom, and the overall effect of all such terminations, revocations and failures to renew would be or has been to reduce, by ten percent (10%) or more, Annualized Operating Cash Flow as of the Agreement Date; or

                  (n) Any material provision of any Loan Document shall at any time and for any reason be declared to be null and void, or a proceeding shall be commenced by the Borrower or any Restricted Subsidiary, or by any governmental authority having jurisdiction over the Borrower or any Restricted Subsidiary, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or the Borrower or any Restricted Subsidiary shall deny that it has any liability or obligation for the payment of principal or interest purported to be created under any Loan Document.

         Section 8.2 Remedies. If an Event of Default shall have occurred and shall be continuing:

                  (a) With the exception of an Event of Default specified in
Section 8.1(h) or (i), the Lender shall (i) terminate the Commitments, and/or
(ii) declare the principal of and interest on the Loans and the Note and all other amounts owed under this Agreement, the Note and the other Loan Documents to be forthwith due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything in this Agreement, the Note, or the other Loan Documents to the contrary notwithstanding.

                  (b) Upon the occurrence and continuance of an Event of Default specified in Section 8.1(h) or Section 8.1(i), such principal, interest and other amounts shall thereupon and concurrently therewith become due and payable and the Commitments shall forthwith terminate, all without any action by any of the Lender, the Lender or the holders of the Note, and without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement, the Note or the other Loan Documents to the contrary notwithstanding.

                  (c) The Lender shall exercise all of the post-default rights granted to it and to them under the Loan Documents or under Applicable Law.

                  (d) The rights and remedies of the Lender hereunder shall be cumulative, and not exclusive.

                                    ARTICLE 9

                             Change in Circumstances
                               Affecting Advances
                               ------------------

         Section 9.1 Illegality. If any applicable law, rule or regulation, or any change therein, or any interpretation or change in interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall make it unlawful or impossible for the Lender to make, maintain or fund Advances using the LIBOR Basis as its interest rate, the Lender shall notify the Borrower thereof. Before giving any notice to the Lender pursuant to this Section, the Lender shall designate a different lending office if such designation will avoid the need for giving such notice and will not, in the judgment of the Lender, be otherwise disadvantageous to the Lender. Upon receipt of such notice, notwithstanding anything contained in Article 2 hereof, the Borrower shall repay in full the then outstanding principal amount of each Advance of the Lender so affected, together with accrued interest thereon, either (a) on the last day of the then current Interest Period applicable to such Advance if the Lender may lawfully continue to maintain and fund such Advance to such day or (b) immediately if the Lender may not lawfully continue to fund and maintain such Advance to such day provided, that, Borrower may continue such Advance using the rate of interest as specified in Section 2.3(b) hereof.

         Section 9.2 Increased Costs.

                  (a) If any applicable law, rule or regulation, or any change therein, or any interpretation or change in interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by the Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

                           (1) shall subject the Lender to any tax, duty or other charge with respect to this Agreement, the Note, the Loans or payments by the Borrower of principal, interest, fees or other amounts due from the Borrower hereunder or under the Note or its obligation to make Loans hereunder (except for taxes on the overall net income of the Lender), or shall change the basis of taxation of payments to the Lender of the principal of or interest on its Loans or in respect of any other amounts due under this Agreement in respect of its Loans, or its obligation to make Loans; or

                           (2) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System, but excluding any included in an applicable LIBOR Reserve Percentage), special deposit, capital adequacy, assessment or other requirement or condition against assets of, deposits with or for the account of, or commitments or credit extended by, the Lender or shall impose on the Lender or the London Interbank Borrowing Market any other condition affecting its obligation to make Loans;

and the result of any of the foregoing is to increase the cost to the Lender of making or maintaining any such Loans, or to reduce the amount of any sum received or receivable by the Lender under this Agreement or under its Note with respect thereto, then, on the earlier of a date within fifteen (15) days after demand by the Lender or the Maturity Date, the Borrower agrees to pay to the Lender such additional amount or amounts as will compensate the Lender for such increased costs. The Lender will promptly notify the Borrower and the Lender of any event of which it has knowledge, occurring after the date hereof, which will entitle the Lender to compensation pursuant to this Section 9.2 and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of the Lender made in good faith, be otherwise disadvantageous to the Lender.

                  (b) A certificate of the Lender claiming compensation under this Section 9.2 and setting forth the additional amount or amounts to be paid to it hereunder and calculations therefor shall be presumptively correct in the absence of manifest error. In determining such amount, the Lender may use any reasonable averaging and attribution methods. If the Lender demands compensation under this Section 9.2 with respect to Advances, the Borrower may at any time, upon at least five (5) Business Days' prior notice to the Lender, prepay in full the then outstanding Advances of the Lender, together with accrued interest thereon to the date of prepayment, along with any reimbursement required under
Section 2.7 hereof.

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



                                   ARTICLE 10

                                  Miscellaneous
                                  -------------

         Section 10.1 Notices.

                  (a) Except as provided in the following sentence, all notices and other communications under this Agreement shall be in writing and shall be deemed to have been given three (3) days after deposit in the mail, designated as certified mail, return receipt requested, post-prepaid, or one (1) day after being entrusted to a reputable commercial overnight delivery service, or when sent out by telecopy addressed to the party to which such notice is directed at its address determined as provided in this Section 10.1. All Requests for Advances and other borrowing and payment notices shall be in writing and shall be deemed to be given only upon actual receipt by the Lender. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

                (i)        If to the Borrower, to it at:

                           Lenfest Communications, Inc.
                           c/o The Lenfest Group
                           202 Shoemaker Road
                           Pottstown, Pennsylvania   19464
                           Telecopy No.:  (610) 327-6340
                           Attn:  Harry F. Brooks

                           and to:

                           The Lenfest Group
                           1332 Enterprise Drive
                           Suite 200
                           West Chester, Pennsylvania  19380
                           Telecopy No.:  (610) 431-7718
                           Attn:  Samuel W. Morris, Jr., Esq.

               (ii)        If to the Lender, to it at:

                           The Toronto-Dominion Bank
                           31 West 52nd Street
                           New York, New York  10019
                           Telecopy No.:  (212) 262-1928
                           Attn:  Melissa Glass

                  (b) Any party hereto may change the address to which notices shall be directed under this Section 10.1 by giving ten (10) days' written notice of such change to other parties.

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




         Section 10.2 Expenses. The Borrower will promptly pay:

                  (a) all reasonable out-of-pocket costs and expenses of the Lender in connection with the preparation, negotiation, execution and delivery of this Agreement and other Loan Documents, and the transactions contemplated hereunder and thereunder and the making of the initial Advance hereunder whether or not such Advance is made, provided that legal fees and expenses under this subsection 10.2(a) shall be limited to the reasonable fees and disbursements of Powell, Goldstein, Frazer & Murphy, special counsel for the Lender;

                  (b) all reasonable out-of-pocket costs and expenses of the Lender in connection with the administration of the transactions contemplated in this Agreement or the other Loan Documents (other than routine overhead expenses) and the preparation, negotiation, execution and delivery of any waiver, amendment or consent by the Lender or the Lender relating to this Agreement or the other Loan Documents, including, but not limited to, the reasonable fees and disbursements of any experts, agents or consultants and of counsel for the Lender; and

                  (c) all reasonable out-of-pocket costs and expenses of the Lender in obtaining performance under this Agreement or the other Loan Documents and in connection with any restructuring, refinancing or "work out" of the transactions contemplated hereby and thereby, and all reasonable out-of-pocket costs and expenses of collection if default is made in the payment of the Note, which in each case shall include reasonable fees and out-of-pocket expenses of any experts, agents, consultants and counsel for each of the Lender.

         Section 10.3 Waivers. The rights and remedies of the Lender under this Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which they would otherwise have. No failure or delay by the Lender in exercising any right shall operate as a waiver of such right. The Lender expressly reserves the right to require strict compliance with the terms of this Agreement in connection with any funding of a request for an Advance. In the event the Lender decides to fund a request for an Advance at a time when the Borrower is not in strict compliance with the terms of this Agreement, such decision by the Lender shall not be deemed to constitute an undertaking by the Lender to fund any further requests for Advances or preclude the Lender from exercising any rights available to the Lender under the Loan Documents or at law or equity. Any waiver or indulgence granted by the Lender or by the Lender shall not constitute a modification of this Agreement, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing by the

Lender at variance with the terms of the Agreement such as to require further notice by the Lender of their intent to require strict adherence to the terms of the Agreement in the future. Any such actions shall not in any way affect the ability of the Lender, in its discretion, to exercise any rights available to it under this Agreement or under any other agreement, whether or not the Lender is a party, relating to the Borrower.

         Section 10.4 Set-Off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon the occurrence of an Event of Default and during the continuation thereof, the Lender and any subsequent holder or holders of the Note are hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower (other than as expressly provided below) or to any other Person, any such notice being hereby expressly waived, to set-off, appropriate and apply any and all deposits (general or special, time or demand, including, but not limited to, Indebtedness evidenced by certificates of deposit, in each case whether matured or unmatured) and any other Indebtedness at any time held or owing by the Lender or such holder to or for the credit or the account of the Borrower, against and on account of the obligations and liabilities of the Borrower, to the Lender or such holder under this Agreement, the Note and any other Loan Document, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement, the Note or any other Loan Document, irrespective of whether (a) the Lender or the holder of the Note shall have made any demand hereunder or (b) the Lender shall have declared the principal of and interest on the Loans and Note and other amounts due hereunder to be due and payable as permitted by Section 8.2 and although such obligations and liabilities, or any of them, shall be contingent or unmatured. Any sums obtained by the Lender or by any subsequent holder of the Note shall be subject to the pro rata treatment provisions of Section 2.8 hereof. Upon direction by the Lender with the consent of the Lender, the Lender holding deposits of the Borrower shall exercise its set-off rights as so directed. The Lender shall give the Borrower notice of any exercise of set-off rights of which it is aware after the occurrence thereof; provided, however, that failure by the Lender to provide such notice shall not invalidate or otherwise render inappropriate or unlawful any such exercise of set-off rights hereunder.

         Section 10.5 Assignment.

                  (a) The Borrower may not assign or transfer any of its rights or obligations hereunder or under the Note without the prior written consent of the Lender.

                  (b) The Lender may at any time enter into participations with one or more other banks or other Persons pursuant to which the Lender may participate its interest under this Agreement and the Note and the other Loan Documents, including, its interest in any particular Advance or portion thereof, as follows:

                           (i) The Lender may sell assignments or participations of up to one hundred percent (100%) of its interest hereunder to (A) one or more U.S. affiliates of the Lender, and (B) any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank, without restriction.

                           (ii) All other assignments and participations (as applicable) shall be subject to the following additional terms and conditions:

                                    (A) Any Person purchasing a participation or
                  an assignment of the Loans from the Lender shall be required to represent and warrant that its purchase shall not constitute a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended).

                                    (B) Assignment (including any assignment of
                  any Advance or portion thereof) shall be made pursuant to an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit F. As of the effective date thereof, assignments shall relieve the assigning Lender of all future obligations with respect to the portion of the Loans so assigned and shall confer on the assignee all rights and obligations of the assigning Lender with respect to such portion of the Loans.

                                    (C) Participants shall have the same rights
                  and benefits as the assigning Lender under Sections 2.7 and
                  2.8 and Articles 6 and 9 hereof.

                                    (D) No participation agreement shall confer
                  any rights under this Agreement or the other Loan Documents to any purchaser thereof, or relieve the selling Lender from its obligations under this Agreement; provided, however, that a participation agreement may confer on the participant the right to approve or disapprove (w) decreases in the interest rates or fees applicable to the Loans, (x) any forgiveness of principal or interest, (y) any extension of the Maturity Date or any scheduled date for the payment of principal or reduction in the Commitment, or (z) any release of any collateral or guaranty with respect to the Obligations.

                                    (E) No assignment, participation or other
                  transfer of any rights hereunder or under the Note shall be effected that would result in any interest requiring registration under the Securities Act of 1933, as amended, or qualification under any state securities law.

                                    (F) If applicable, the assigning Lender
                  shall, and shall cause each of its assignees and participants to provide to the Lender on or prior to the Agreement Date or effective date of any assignment, as the case may be, an appropriate Internal Revenue Service form as required by Applicable Law supporting the assignee's or participant's position that no withholding by the Borrower for U.S. income tax payable by the Lender and their assignees and participants in respect of amounts received by it hereunder is required. For purposes of this Agreement, an appropriate Internal Revenue Service form shall mean Form 1001 (Ownership Exemption or Reduced Rate Certificate of the U.S. Department of Treasury), or Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States), or any successor or related forms adopted by the relevant U.S. taxing authorities.

                  (c) The Borrower hereby agrees that any holder of a participation in, and any assignee or transferee of, all or any portion of any amount owed by the Borrower under this Agreement and the Note may exercise any and all rights of banker's lien, set-off, or counterclaim with respect to any and all amounts owed by the Borrower to such assignee, transferee, or holder as fully as if such assignee, transferee, or holder had made the Loans in the amount of the obligation in which it holds a participation or which is assigned or transferred to it.

                  (d) Except as specifically set forth in this Section, nothing in this Agreement or the other Loan Documents, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees permitted hereunder and thereunder any benefit or any legal or equitable right, remedy, or other claim under this Agreement or the other Loan Documents.

                  (e) The provisions of this Section 10.5 shall not apply to any purchase of participations among the Lender pursuant to Section 2.7 hereof.

         Section 10.6 Accounting Principles. All references in this Agreement to generally accepted accounting principles shall be to such principles as in effect from time to time. All accounting terms used herein without definition shall be used as defined under GAAP.

         Section 10.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.

         Section 10.8 Governing Law. This Agreement and the other Loan Documents shall be construed in accordance with and governed by the internal laws of the State of New York, without giving effect to any conflict of law principles.

         Section 10.9 Severability. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

         Section 10.10 Interest.

                  (a) In no event shall the amount of interest due or payable hereunder or under the Note exceed the maximum rate of interest allowed by Applicable Law, and in the event any such payment is inadvertently made by the Borrower or inadvertently received by the Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the Lender in writing that it elects to have such excess sum returned forthwith. It is the express intent hereof that the Borrower not pay and the Lender not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under Applicable Law.

                  (b) Notwithstanding the use by the Lender of LIBOR as reference rates for the determination of interest on the Loans, the Lender shall be under no obligation to obtain funds from any particular source in order to charge interest to the Borrower at interest rates tied to such reference rates.

         Section 10.11 Headings. Headings used in this Agreement are for convenience only and shall not be used in connection with the interpretation of any provision hereof.

         Section 10.12 Amendment and Waiver. Neither this Agreement nor any term hereof may be amended orally, nor may any provision hereof be waived orally but only by an instrument in writing signed by the Lender and, in the case of an amendment, also by the Borrower.

         Section 10.13 Entire Agreement. Except as otherwise expressly provided herein, this Agreement and the other documents described or contemplated herein embody the entire agreement and understanding among the parties hereto and thereto and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.

         Section 10.14 Consent to Jurisdiction. The Borrower agrees that any suit, action or proceeding with respect to this Agreement or Advances hereunder may be brought in any court of the United States of America for the Southern District of New York or the State of New York, and by execution and delivery of this Agreement the Borrower irrevocably submits to each such jurisdiction for that purpose. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. The Borrower agrees that a final judgment in any such suit, action or proceeding brought in such a court, after all appropriate appeals, shall be conclusive and binding upon the Borrower.

         Section 10.15 Confidentiality. The Lender shall hold all non-public, proprietary or confidential information (which has been identified as such by the Borrower) obtained pursuant to the requirements of this Agreement in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices; however, the Lender may make disclosure of any such information to their examiners, Affiliates, outside auditors, counsel, consultants, appraisers and other professional advisors in connection with this Agreement or as reasonably required by any proposed syndicate member or any proposed transferee or participant in connection with the contemplated transfer of any Note or participation therein or as required or requested by any governmental authority or representative thereof or in connection with the enforcement hereof or of any Loan Document or related document or pursuant to legal process or with respect to any litigation between or among the Borrower and the Lender. In no event shall the Lender be obligated or required to return any materials furnished to it by the Borrower. The foregoing provisions shall not apply to the Lender with respect to information that (i) is or becomes generally available to the public (other than through the Lender), (ii) is already in the possession of the Lender on a nonconfidential basis, or (iii) comes into the possession of the Lender in a manner not involving a breach of a duty of confidentiality owing to the Borrower.

                                   ARTICLE 11

                              Waiver of Jury Trial
                              --------------------

         Section 11.1 Waiver of Jury Trial. THE BORROWER, THE LENDER AND THE LENDER HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY COURT AND IN ANY ACTION OR PROCEEDING OF ANY TYPE IN WHICH THE BORROWER, THE LENDER, OR ANY OF THEM, OR ANY OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS, IS A PARTY, AS TO ALL MATTERS AND THINGS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT, ANY OF THE NOTE OR THE OTHER LOAN DOCUMENTS AND THE RELATIONS AMONG THE PARTIES SET FORTH ABOVE.

                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused it to be executed under seal by their duly authorized officers, all as of the day and year first above written.

BORROWER:                        LENFEST COMMUNICATIONS, INC.

                                 By:_________________________________________

[CORPORATE SEAL]                       Its:__________________________________

                                 Attest:_____________________________________

                                       Its:__________________________________



LENDER:                          THE TORONTO-DOMINION BANK

                                 By:_________________________________________

                                       Its:__________________________________






LENFEST COMMUNICATIONS, INC.
SENIOR SUBORDINATED CREDIT AGREEMENT
SIGNATURE PAGE 1